EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

DELTA SEPARATIONS, LLC,
And
TEACHING TECH, LLC
As “Sellers”,
BENJAMIN STEPHENS,
ALLEN K. STEPHENS and LORA L. STEPHENS as Trustees of
THE STEPHENS FAMILY TRUST,
JAMES MOORE,
And
ROGER COCKROFT
As, the “Members” and collectively with the Sellers, the “Seller Parties”
and
ROCK ACQUISITION 1, LLC

As “Buyer”

Dated as of February 13, 2020

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of February 13, 2020, is made by and among Delta Separations, LLC, a California limited liability company (sometimes hereinafter individually a “Seller” or “Delta”), Teaching Tech, LLC, a California limited liability (sometimes hereinafter individually a “Seller” or “Teaching Tech” and, together with Delta, collectively the “Sellers”), Benjamin Stephens, Allen K. Stephens and Lora L. Stephens as Trustees of The Stephens Family Trust u/t/a dated October 20, 1994, James Moore and Roger Cockroft (collectively the “Members” and together with the Sellers, the “Seller Parties”) and Rock Acquisition 1, LLC, an Ohio limited liability company (the “Buyer”).

RECITALS:
Delta is engaged in the manufacture and sale of ethanol and other solvent based botanical oil extraction systems and related evaporation and distillation equipment and Teaching Tech is engaged in providing training services to operators of the equipment which is sold by Delta (the manufacture and sale by Delta of the above described equipment and the provision by Teaching Tech of the training services described above being hereinafter the “Business”).

The Buyer desires to purchase from Delta and Teaching Tech, substantially all of the assets of Delta and Teaching Tech and the Sellers desire to sell substantially all the assets of Delta and substantially all of the assets of Teaching Tech to the Buyer upon the terms and subject to the conditions of this Agreement.

CONSIDERATION:

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.01    Defined Terms. As used herein, the terms below shall have the following meanings.
“Action” means any action, Claim, suit, litigation, proceeding or investigation.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.
“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, (a) the Bill of Sale; (b) the Assignment and Assumption Agreement; (c) the Instruments of Assignment; (d) the Escrow Agreement; (e) the Cotati Lease Assignment; (f) the Cockroft Transition Agreement; (g) the Stephens Employment

Agreement; (h) the Moore Employment Agreement; and (i) the Other Instruments.
“Assets” means all of the business, properties, assets and rights of any kind, whether tangible, intangible, personal or mixed, which are used in connection with or relate to the conduct of the Business and which are owned by either of the Sellers or in which either of the Sellers have any direct or indirect interest, excluding the Excluded Assets but including without limitation all right, title and interest of the Sellers in and to the following:
(a)all accounts receivable and notes receivable held by Delta and arising in connection with the conduct of the Business, all insurance proceeds receivable by Delta in connection with the conduct of the Business, and all notes, bonds and other evidences of Indebtedness of any Person held by Delta and arising from the conduct of the Business;

(b)all rights which Delta may have under the terms of any and all Contracts to the extent assignable, including, but not limited to, all real property leasehold interests and all personal property leases included within the Contracts;

(c)all Fixtures and Equipment;

(d)all Inventory;

(e)all Intellectual Property;

(f)all rights which the Sellers may have under the terms of any and all Permits to the extent transferable;

(g)all Records;
(h)all art work, display units, telephone and fax numbers and purchasing records arising in connection with or related to the conduct of the Business;

(i)all prepaid items and deferred charges of Delta other than prepaid insurance premiums and any associated insurance coverage but including prepaid rentals, security deposits, Taxes (other than prepaid Income Taxes) and all other unbilled charges and deposits relating to the operations of the Business;

(j)all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with any assets or services furnished to either of the Sellers pertaining to the Business or affecting the assets of the Business, to the extent such warranties, representations and guarantees are assignable;

(k)all Claims against any Person (including rights to payment of any insurance proceeds), which are held by or exist in favor of Delta and which arise in connection with the conduct of the Business, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with any Products sold by Delta in connection therewith on or prior to the Closing Date;

(l)the name “Delta Separations” and all rights to use of such name or any name confusingly similar therewith;
(m) the name “Teaching Tech” and all rights to use of such name or any name confusingly similar therewith; and

(n)all good will and going concern value of the Business.
Notwithstanding the foregoing, the Assets shall not include any of the Excluded Assets.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.02(f) hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.02 hereof.
“Basket Amount” has the meaning set forth in Section 10.02(d) hereof.

“Bill of Sale” has the meaning set forth in Section 4.02(a) hereof.

“Breach of Buyer Rep Claim” has the meaning set forth in Section 10.03(c) hereof.

“Breach of Seller Rep Claim” has the meaning set forth in Section 10.02(c) hereof.

“Business” means the combined activities, business and operations conducted by the Sellers in connection with the manufacture and sale of the Products and the performance of the Services, the Assets owned or used by Delta in connection with the manufacture and sale of the Products and the Liabilities to which Delta or any of the Assets of Delta is bound to the extent that such Liabilities arise in connection with the manufacture and sale of the Products.
“Business Day” means each day other than a Saturday, a Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.02(a) hereof.

“Cap” has the meaning set forth in Section 10.02(d) hereof.

“Chemical Substance” has the meaning set forth in Section 5.18(n)(i) hereof.

“Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any person.

“Closing” means the closing of the purchase and sale of the Assets and the consummation of the other transactions which, pursuant to this Agreement, are to be consummated on the Closing Date.

“Closing Date” has the meaning set forth in Section 4.01 hereof.

“Closing Payment” has the meaning set forth in Section 3.02(d) hereof.

“Closing Statement of Net Assets” means the final and binding statement, in balance sheet format, of the amount of the Net Assets of the Business, determined as of the Closing Date, as determined pursuant to Section 3.03 hereof.

“Closing Net Working Capital” means the final and binding amount of the Net Working Capital of the Business, determined as of the Closing Date, as determined pursuant to Section 3.03 hereof.

“Cockroft Transition Agreement” means an agreement, in form and substance mutually agreeable to the Buyer and Roger Cockroft, containing terms upon which Roger Cockroft will be employed by the Buyer, or that provides a plan for transition of his employment responsibilities.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contracts” means all oral and written agreements, commitments, understandings and contracts, to which either of the Sellers is a party or by which any of the Assets are bound, which agreements, commitments, understandings and contracts arise in connection with or relate to the conduct of the Business, including, without limitation, all purchase orders, sales orders, distribution agreements, sales representative agreements, agency agreements, franchise agreements, confidentiality agreements, collective bargaining agreements, employment agreements, guarantee agreements, non-competition agreements, real property lease agreements, personal property lease agreements, security agreements, mortgages, line of credit agreements, term loan agreements, promissory notes and other agreements relating to the borrowing of money from third parties, licenses and construction contracts.

“control” (including its correlative meanings "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other interests, by contract or otherwise.

“Competitive Business” has the meaning set forth in Section 7.11(a)(i) hereof.

“Cotati Lease” means that certain standard industrial/ commercial single-tenant lease, dated as of November 21, 2018 and made by and between Delta and Kaml Investment Co., LLC relating to the rental by the Seller of premises located at 525 Portal Street, Cotati, California.

“Cotati Lease Assignment” has the meaning set forth in Section 4.02(c) hereof.

“Current Assets” means trade accounts receivable of the Business, net of applicable reserves, plus Inventory of the Business, net of applicable reserves, plus prepaid expenses, which accounts receivable, Inventory, prepaid expenses and reserves shall, in all cases, be calculated in accordance with GAAP, but excluding (a) cash and cash equivalents; and (b) any accounts receivable or other amounts due to the Seller from Related Parties.

“Current Liabilities” means trade accounts payable and accrued expenses of Delta coming due within one year of such date and determined in accordance with GAAP, excluding: (a) the Seller Transaction Expenses; (b) Customer Advances; and (c) the current portion of any Indebtedness, including the current portion of any Related Party Indebtedness.

“Customer Advances” means, as of any date the aggregate amount, determined as of such date, of the payments received by Delta as deposits from customers.

“December 31 Balance Sheet” means the balance sheet of the Business, dated as of December 31, 2019, a copy of which has been delivered to the Buyer.

“Delta” has the mean set forth in the Preamble.

“Dutton Lease” means that certain commercial lease and addendum to commercial lease made by and between Ben Stephens and Scott Streeter as lessee and Stemken Park LTD as lessor, executed by the lessee on February 23, 2017 and by the lessor on March 6, 2017 relating to the rental of premises located at 3200 Dutton Avenue, Unit 321, Santa Rosa, California.

“Effective Time” has the meaning set forth in Section 4.01 hereof.

“Employee Plans” has the meaning set forth in Section 5.17(a) hereof.

“Employment Agreement” has the meaning set forth in Section 5.16 hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, beneficial ownership interest, adverse claim, impairment, conditional sale agreement, retention agreement, option, right of first option, right of first refusal (or similar restriction), easement, right of way, encroachment, servitude, restriction or limitation of any kind or nature, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, excluding, in the case of any securities, any limitations on the right to transfer securities arising under Law.

“End Date” has the meaning set forth in Section 11.01(c) hereof.

“Environment” has the meaning set forth in Section 5.18(n)(ii) hereof.

“Environmental and Safety Laws” has the meaning set forth in Section 5.18(n)(iii) hereof.

“Environmental Liabilities and Costs” has the meaning set forth in Section 5.18(n)(iv) hereof.

“ERISA” has the meaning set forth in Section 2.03(r) hereof.

“ERISA Affiliate” has the meaning set forth in Section 5.17(b) hereof.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date by and among the Sellers, the Buyer and the Escrow Agent.

“Escrow Amount” means the sum of: (a) the Indemnification Escrow Amount; and (b) the Working Capital Escrow Amount.

“Estimated Net Working Capital” has the meaning set forth in Section 3.01(b) hereof.

“Estimated Net Working Capital Adjustment Amount” means an amount equal to the difference between the Target Net Working Capital and the Estimated Net Working Capital, expressed as one of the following: (a) a positive number if the Estimated Net Working Capital exceeds the Target Net Working Capital; (b) a negative number if the Estimated Net Working Capital is less than the Target Net Working Capital; or (c) zero if the Estimated Net Working Capital is equal to the Target Net Working Capital.

“Estimated Statement of Customer Advances” has the meaning set forth in Section 3.01(b) hereof.

“Excluded Assets” means the following assets of the Sellers which, notwithstanding any other provision of this Agreement, are expressly excluded from the assets to be acquired by the Buyer pursuant to this Agreement: (a) all cash and cash equivalents; (b) all accounts receivable, notes receivable and insurance proceeds receivable of Teaching Tech; (c) all notes, bonds and other evidences of Indebtedness of any Person held by Teaching Tech and arising from the conduct of the Business; (d) all Permits, which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained or is not obtainable; (e) all Contracts to which Teaching Tech is a party and rights arising under such Contracts; and (f) all rights and remedies of each of the Sellers arising pursuant to this Agreement and the Ancillary Agreements. For clarity, the assets listed in the Delta financial records under “Construction in Process” are assets of Keith Damery Holdings LLC and are also excluded from the assets to be acquired by the Buyer.
“Excluded Liabilities” has the meaning set forth in Section 2.03(b) hereof.

“Final Cash Purchase Price” shall be an amount determined in accordance with the provisions of Section 3.04 hereof.
“Final Purchase Price” has the meaning set forth in Section 3.01(a) hereof.

“Final Statement of Customer Advances” means the final and binding statement of the aggregate amount of the Customer Advances which, as of the Closing Date, have been made by customers, including the identity of each customer included on such statement and the total dollar amount of the Customer Advances attributable to each such customer all, as determined pursuant to Section 3.03 hereof.
“Financial Statements” has the meaning set forth in Section 5.05 hereof.

“Fixtures and Equipment” means all of the equipment, furniture, fixtures, furnishings, accessories, vehicles, machinery, tooling, molds, patterns, dies, jigs, lab equipment and other tangible personal property owned by either of the Sellers and related to or used in connection with the conduct of the Business.

“GAAP” means generally accepted United States accounting principles as of the date hereof consistently applied with the past practices of the Sellers.

“Governmental Authority” means any government or governmental, administrative or regulatory body thereof, whether federal, state, local, foreign or multinational, or any agency or instrumentality thereof and any court, tribunal or judicial or arbitral body thereof.

“Governmental Order” means any judgment, decision, consent, decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.

“Income Taxes” means all Taxes (as hereinafter defined) (including franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority and based on or measured solely with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto.

“Indebtedness” means with respect to any Person at any date: (a) any indebtedness (including interest, fees and prepayment premiums or penalties) of such Person for borrowed money or in respect of loans or advances or other third-party financing; (b) any indebtedness evidenced by any note, bond, debenture, capital lease, credit agreement or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the Ordinary Course of Business); (d) any commitment by which such Person assures a creditor, customer or another Person against loss (including contingent reimbursement obligations with respect to letters of credit (drawn or undrawn), guarantees or similar arrangements backed by cash collateral, performance bonds or payment bonds); (e) any indebtedness of another Person which is guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse); and (f) any indebtedness secured by any lien on such Person’s assets other than Permitted Encumbrances.

“Indemnification Claim(s)” has the meaning set forth in Section 10.02(a) hereof.

“Indemnification Escrow Account” means the indemnification escrow subaccount held by the Escrow Agent for the benefit of Buyer and Seller pursuant to the Escrow Agreement.

“Indemnification Escrow Amount” means an amount equal to Five Million Dollars ($5,000,000.00) together with any interest earned thereon, which amount is to be held in the Indemnification Escrow Account and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

“Indemnified Party” has the meaning set forth in Section 10.04(a) hereof.

“Indemnifying Party” has the meaning set forth in Section 10.04(a) hereof.

“Independent Accountants” has the meaning set forth in Section 3.03(e) hereof.

“Initial Cash Purchase Price” has the meaning set forth in Section 3.01(a) hereof.

“Instruments of Assignment” has the meaning set forth in Section 4.02(b) hereof.

“Intellectual Property” means all proprietary rights and intellectual property owned by any Person, including, without limitation: (a) all patents, patent applications, patent disclosures and inventions and invention disclosures (whether or not patentable and whether or not reduced to practice); (b) all trademarks and associated goodwill, service marks and associated goodwill, logos, trade dress and trade names; (c) all registered and unregistered statutory and common law copyrights and works of authorship; (d) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production process information and techniques, routing sheets, work standards, shop rights, research and development data and information, engineering and technical designs and drawings, specifications, designs, plans, improvements, proposals, technical and computer data and all documentation and software for any of the above, whether owned or licensed by the Person; (e) all domain names, web pages, websites and related content, social media accounts and their related contents and postings; (f) all registrations, applications and renewals of or for any of the foregoing; and (g) all rights to income, royalties, damages or payments with respect to any of the foregoing, including, but not limited to, damages and payments for past, present or future infringements of any of the foregoing and the right to sue and recover for past infringements or misappropriations thereof.

“Inventory” means all finished goods inventory of the Business held for resale and all raw materials, work in process, spare parts, manufacturing process supplies, office supplies,

advertising and promotional materials and supplies, containers, wrapping materials, packaging materials and similar items.

“IRS” means the Internal Revenue Service.
“Joint Written Instructions” means written instructions, executed in counterparts, by the Buyer and the Sellers’ Representative, providing directions to the Escrow Agent as to the disbursement of the Escrow Amount.

“Law” means any law, statute, ordinance, regulation, rule, court decision and order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.08(a) hereof.

“Liability” or “Liabilities” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, Claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, including without limitation all liabilities, indebtedness and obligations arising under any Law, Claim, Action, threatened Action, Governmental Order or any award of any arbitrator of any kind, and all liabilities, indebtedness and obligations arising under any Contract, commitment or undertaking.

“Loss” and its correlative meaning “Losses” means, with respect to any Person, any and all losses, costs, expenses, liabilities, obligations, damages, deficiencies and other out-of-pocket expenses, including without limitation interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of Actions relating to Losses. Payment by any Person of amounts for which the Person is entitled to be indemnified hereunder shall not be a condition precedent to recovery of such Losses pursuant to the indemnification provisions of Article 10. In addition, for the avoidance of doubt, “Losses” shall include punitive, exemplary or multiple damages, diminution in value, loss of profits or loss of business opportunity damages or other special, incidental or consequential damages, but shall not be calculated as a multiple of earnings, book value or other similar measure that may have been used to establish the Initial Cash Purchase Price.

“Material Adverse Effect” means any fact, change, event, occurrence, violation, inaccuracy or circumstance, the effect of which has or is reasonably likely to have a material adverse effect, individually or in the aggregate, on the Business, assets, properties, prospects, results of operations or condition (financial or otherwise) of the Business or on the ability of either of the Sellers or the Buyer to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include: (a) changes in business or economic conditions affecting the U.S. or global economy generally; (b) changes in the industry in which the Business operates generally; (c) any act, omission or event to which the Buyer has explicitly consented in writing; (d) any changes in applicable Laws or accounting rules (including GAAP); (e) acts of war (whether or not declared), armed hostilities or terrorism or the escalation or worsening thereof; (f) any natural or man-made disaster or acts of God; or (g) any changes resulting from the announcement of the transactions contemplated by this agreement; provided that, the exceptions noted in clauses (a), (b), (d) and (f) set forth above shall not apply if and to the extent such change, implementation, adoption, or event has a disproportionately material effect on the Seller, as compared to similarly situated companies in substantially the same industry.

“Material Contracts” has the meaning set forth in Section 5.20(a) hereof.

“Material Customers” has the meaning set forth in Section 5.15 hereof.

“Material Suppliers” has the meaning set forth in Section 5.15 hereof.

“Members” has the meaning set forth in the Recitals.

“Moore Employment Agreement” means an employment agreement, in form and substance mutually agreeable to the Buyer and James Moore, containing terms upon which James Moore will be employed by the Buyer.

“Net Assets” means, at a specified date, an amount equal to the aggregate total assets of Delta, less the aggregate total Liabilities of Delta, each calculated as of such date and determined in accordance with GAAP.

“Net Working Capital” means the Current Assets of Delta minus the Current Liabilities of Delta, determined as of the Closing Date by the Buyer as contemplated by Article 3 hereof. Schedule 1.01(a) contains a sample calculation of the Net Working Capital.

“Non-Compete Matters” has the meaning set forth in Section 12.04 hereof.

“Objection Notice” has the meaning set forth in Section 3.03(c) hereof.
“Objection Period” has the meaning set forth in Section 3.03(c) hereof.

“Ordinary Course of Business” means an action taken by a Person that: (a) is consistent in all material respects in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Other Instruments” has the meaning set forth in Section 4.02(d) hereof.

“Party” means, individually, each of the Sellers, each of the Members and the Buyer and sometimes, as required by the context, the Seller Parties (or any of them) on the one hand and the

Buyer on the other; and “Parties” means, as applicable and required by the context, any two or more of the foregoing.

“Payoff Statement” has the meaning assigned to such term in Section 7.10(b) hereof.

“Permits” means, collectively: (a) all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority required in connection with the operation of the Business as presently conducted; (b) all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority required in connection with the operation of the Business as presently conducted; and (c) all licenses, permits, franchises, approvals, authorizations; consents or orders of, or filings with, any Governmental Authority required in connection with the ownership of the Assets.

“Permitted Encumbrances” means each of the following: (a) liens for Taxes that are not yet due and payable; (b) requirements and restrictions of zoning, building and other Laws, rules and regulations that apply to the Real Property; provided that the applicable Seller is in compliance with any such requirements, restrictions, Laws, rules and/or regulations; (c) statutory liens created in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business; and (d) liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

“Personal Property Lease” has the meaning set forth in Section 5.12 hereof.

“Pre-Closing Statement” has the meaning set forth in Section 3.01(b) hereof.

“Products” means botanical separation technology including, but not limited to, agitation, chilling, extraction, evaporation, distillation technologies.

“Proposed Statement” has the meaning set forth in Section 3.03(a) hereof.

“Proposed Statement of Closing Net Assets” has the meaning set forth in Section 3.03(a) hereof.

“Proposed Statement of Closing Net Working Capital” has the meaning set forth in Section 3.03(a) hereof.

“Proposed Statement of Customer Advances” means a written statement, prepared by the Buyer and setting forth the Buyer’s calculation of the aggregate amount of the Customer Advances determined as of the Closing Date, including the identity of each customer included on such statement and the total dollar amount of the Customer Advances attributable to each such customer.

“Real Property” means all real property and any buildings, Structures or other improvements located thereon, which is used by Seller in the conduct of the Business.

“Records” means all operating data and records of each of the Sellers, whether printed or electronic, which are used by either of the Sellers in connection with the conduct of any portion of the Business including, without limitation, customer and supplier lists, financial, accounting and credit reports, personnel files, records pertaining to suppliers and distributors, sales brochures, instruction manuals, promotional graphics, promotional literature, business and marketing plans, correspondence, budgets and all other files, documents and records of or pertaining to the Business.

“Refusing Party” has the meaning set forth in Section 10.07(f) hereof.

“Related Party” means, with respect to either of the Sellers, any Affiliate of such Seller or any Affiliate of any of the Members (including any trust) together with the spouse and children of any of the Members that is a natural person.

“Related Party Indebtedness” means any and all Liabilities of either of the Sellers for payment of any Indebtedness to any Related Party.

“Release” has the meaning set forth in Section 5.18(n)(v) hereof.

“Representative” means, with respect to any Person, any officer, director, general partner, principal, attorney, agent, employee or other authorized representative of such Person.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 10.03(a) hereof.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller IT Systems” has the meaning set forth in Section 5.26 hereof.

“Seller Transaction Expenses” means the fees and expenses incurred by the Sellers on or before the Closing Date in connection with the transactions contemplated herein (including fees of attorneys and other professionals), in each case that are unpaid as of and through the Closing Date.

“Sellers’ Affiliates” has the meaning set forth in Section 7.11(a) hereof.

“Sellers’ Representative” has the meaning set forth in Section 12.04 hereof.

“Services” means lab design and technical educational services performed by Teaching Tech relating to the commissioning, operation, maintenance and use of the Products manufactured or sold by Delta.

“Software” means software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and all other related specifications and documentation, excluding commercially available software products “click wrap” or “off the shelf” software.

“Specified Representations” means the representations and warranties of the Sellers contained in Sections 5.01, 5.02, 5.03, 5.07, 5.18 and 5.27, and the representations and warranties of the Buyer contained in Sections 6.01, 6.02, 6.03 and 6.06.

“Stephens Employment Agreement” means an employment agreement, in form and substance mutually agreeable to the Buyer and Benjamin Stephens, containing terms upon which Benjamin Stephens will be employed by the Buyer.

“Structures” has the meaning set forth in Section 5.08(b) hereof.

“Survival Period” has the meaning set forth in Section 10.01(a) hereof.

“Targeted Customers” has the meaning set forth in Section 7.11(a)(ii) hereof.

“Target Net Working Capital” means the sum of Two Million Nine Hundred Sixty Five Thousand Dollars ($2,965,000.00).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, capital gains, capital stock or shares, value added, documentary, license, registration, excise, ad valorem, stamp, gains, severance, occupation, employment, premium, windfall profit, real property, environmental (including taxes under Section 59A of the Code), commercial rent and occupancy taxes, personal property, unclaimed property, service, intangibles, withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return therefor), social security, workers’ compensation, unemployment, disability, payroll, net worth, employee or other tax, fees, levies, duties, tariffs, imposts and other like charges or assessments of a similar nature, including any interest, penalties, fines or additions thereto, whether disputed or not.

“Tax Contest” means an audit, examination, claim, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, proposed adjustment, dispute or controversy relating to Taxes.

“Tax Return” means any return, report or similar statement or form required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including without limitation any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax or exercising Tax regulatory authority.

“Teaching Tech” has the meaning set forth in the Preamble.

“Termination Date” has the meaning set forth in Section 11.01 hereof.

“Third-Party Claim” has the meaning set forth in Section 10.04(a) hereof.
“Threatened Litigation” means the Claims of Kyle Chappell as described in that certain correspondence, dated February 23, 2018, addressed to Mr. Benjamin Stephens.

“to the knowledge”, “known by”, “known” and any similar phrase means, with respect to either of the Sellers, that the applicable Seller is deemed to have knowledge commensurate with and equal to: (a) the actual knowledge of Benjamin Stephens, James Moore and Roger Cockroft; (b) matters which would reasonably be expected to be known by any such Person after a reasonably detailed investigation; and (c) matters which such individuals would reasonably be expected to have knowledge of in the ordinary course performance of their duties, including, but not limited to, their responsibilities in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.14 hereof.

“Transferring Employees” has the meaning set forth in Section 7.05(b) hereof.
“Working Capital Escrow Account” means the working capital escrow subaccount held by the Escrow Agent for the benefit of Buyer and Seller pursuant to the Escrow Agreement.

“Working Capital Escrow Amount” means an amount equal to $296,500.00 together with any interest earned thereon, which amount is to be held in the Working Capital Escrow Account and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

1.02    Rules of Construction. (a) Unless the context of this Agreement otherwise clearly requires: (i) references to the plural include the singular, and references to the singular include the plural; (ii) references to any gender include the other genders; (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or”; (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) the terms “day” and “days” mean and refer to calendar day(s); (vii) the terms “year” and “years” mean and refer to calendar year(s); and (viii) the term “dollars” shall mean United States dollars.

(a)     Unless otherwise set forth herein, references in this Agreement to: (i) any document, instrument or agreement (including this Agreement): (A) includes and incorporates all exhibits, schedules and other attachments thereto; and (B) means such documents, instruments or agreements, as amended, modified or supplemented from time to time prior to the Closing Date; and (ii) a particular Law means such Law as in effect (including any amendments, modifications or supplements thereto) as of the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

ARTICLE 2.
TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.01    Assets to be Sold. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 4.01 hereof, the Sellers will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire and accept from the Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest of the Sellers at the time of the Closing, in and to all of the Assets.

2.02    Assumed Liabilities. Subject to the limitations contained in this Section 2.02, the Buyer agrees to and on the Closing Date will assume and agree to pay, discharge or perform when lawfully due: (a) all Liabilities of Delta which are included in the Closing Net Working Capital; (b) subject to the provisions of Section 7.06 hereof, all Liabilities of Delta to the extent arising or relating to performance on or after the Closing Date, of the Contracts, but only to the extent that such Liabilities do not relate to any improper performance, breach of warranty or other breach, default or violation by Delta prior to the Closing Date and only to the extent that: (i) such Contracts are in writing and have been entered into in the Ordinary Course of Business; and (ii) such Contracts, if required to be disclosed pursuant to Section 5.12, Section 5.13(c), Section 5.16, Section 5.17 or Section 5.20(a), have been disclosed in a Schedule having a number corresponding to the Section of this Agreement pursuant to which such disclosure is required; and (iii) the Liabilities arising under the terms of the Contracts (including Contracts described in Section 2.02(b)(i) and (ii) above) are not specifically listed or otherwise described in the list of Excluded Liabilities set forth in Section 2.03 below; and (c) all Liabilities of Delta arising with respect to ordinary course warranty obligations of Delta with respect to Products sold or Services performed on or prior to the Closing Date (the Liabilities described in Section 2.02(a), (b) and (c) above being hereinafter collectively referred to as the “Assumed Liabilities”).

2.03    Excluded Liabilities. (a) The Assumed Liabilities shall exclude and the Buyer shall not assume or be liable for any Liabilities of Teaching Tech whatsoever, including, but not limited to: (i) Liabilities arising before or after the Closing Date, whether known, unknown, accrued or unaccrued, liquidated or unliquidated; (ii) Liabilities arising in connection with or related to the performance of the Services by Teaching Tech; (iii) Liabilities for the payment of Taxes; or (iv) Liabilities arising in connection with or relating to any violation by Teaching Tech or any of its members or employees of any Law.

(b)     In addition to all Liabilities of Teaching Tech, the Assumed Liabilities shall exclude and the Buyer shall not assume or be liable for any Liabilities of any of the Members or any of the following Liabilities of Delta, whether arising by Contract, under applicable Law or otherwise, as the same shall exist at the Closing Date (the Liabilities listed below, together with all the Liabilities of Teaching Tech, being hereinafter collectively the “Excluded Liabilities”):
(i)    any obligations and Liabilities of Delta arising under this Agreement or the Ancillary Agreements;

(ii)    any Liabilities of Delta for expenses incurred in connection with the sale of the Assets pursuant hereto or other transactions contemplated hereby, including without limitation, any Seller Transaction Expenses;
(iii)    all Liabilities of Delta not otherwise assumed by the Buyer pursuant to Section 2.02 hereof or arising out of any actions taken or omitted to be taken or any transactions entered into by Delta prior to the Closing Date, including, but not limited to, Liabilities of Delta arising under the terms of a product Manufacturing and distribution Contract made by and between Traditions Consulting, Inc. and Delta effective as of November 7, 2019 and an Intellectual Property licensing Contract made by and between Didier Camilleri, Traditions Consulting, Inc. and Delta effective as of February 7, 2020;
(iv)    all Liabilities of Delta not otherwise assumed by the Buyer pursuant to Section 2.02 hereof arising as a result of or relating to any actions or events occurring after the Closing Date;
(v)    all Liabilities of Delta arising under any agreement made between Delta and any bank or other financial institution and relating to the incurring by Delta of any Indebtedness to any such bank or financial institution;
(vi)    all Liabilities of Delta relating to any Indebtedness of Delta, including: (A) any Liabilities of Delta with respect to any Customer Advances, which Customer Advances have not been included in the Final Statement of Customer Advances provided for by Section 3.03(c); and (B) any Liabilities of Delta arising under any notes payable, debt instruments, loan documents, indentures, debentures, guarantees or other written obligations issued to or held by any Person;
(vii)     all Liabilities of Delta arising under the terms of that certain commercial lease, dated as of September 12, 2019 and made by and between Delta and Keith Damery Holdings LLC relating to the rental by Delta of premises located at 1805 Empire Industrial Court, Santa Rosa, California;
(viii)     all Liabilities of Delta arising under the terms of any Employee Plans;

(ix)    all Liabilities relating to or arising under warranties extended by Delta with respect to Products sold or Services performed on or prior to the Closing Date, to the extent that such warranties have not been extended by Delta in the Ordinary Course of Business;
(x)    all Liabilities of Delta arising out of any Action commenced, pending or threatened against Delta on or prior to the Closing Date including Liabilities arising with respect to the Threatened Litigation and Liabilities arising with respect to the litigation matters described in Schedule 5.14;
(xi)    all Liabilities of Delta relating to the Excluded Assets;
(xii)     all Liabilities of Delta arising from claims or obligations with respect to workers' compensation, product liability, tort liability or general liability, personal injury or property damage Claims arising with respect to occurrences on or prior to the Closing Date;
(xiii)    all Liabilities of Delta for federal, state or local Tax Liabilities;

(xiv)    all Liabilities arising before or after the Closing Date to the extent such Liabilities are attributable to any facts or circumstances existing on or prior to the Closing Date, which facts or circumstances constitute a violation by Delta of any state, federal or local Environmental and Safety Laws;
(xv)     all Liabilities arising before or after the Closing Date to the extent such Liabilities are attributable to any facts or circumstances existing on or prior to the Closing Date, which facts or circumstances constitute a violation by Delta of any Law;
(xvi)    all Liabilities arising before or after the Closing Date to the extent such Liabilities are attributable to any facts or circumstances existing on or prior to the Closing Date, which facts or circumstances constitute a violation by Delta of or an infringement by Delta of any patent, trademark or other intellectual property rights of any Person;
(xvii)    all Liabilities of Delta for any casualty, loss or accident (including, without limitation, destruction of or damage to property, personal injury or death) to the extent due to any facts or circumstances existing or arising: (i) prior to the Closing Date; or (ii) after the Closing Date but based upon Products manufactured or sold or Services performed by Delta prior to the Closing Date wherein the casualty, loss or accident is a result of the willful misconduct or gross negligence of either of the Sellers prior to the Closing Date;

(xviii)    all Liabilities arising in connection with or related to product returns (other than product returns made in connection with Product warranties issued by Delta in the Ordinary Course of Business) or any recall relating to Products of the

Business that were manufactured or sold by Delta prior to the Closing Date;
(xix)    all Liabilities arising as a result of a default in the performance of or other breach by Delta of any Liabilities arising under the terms of any Permits or any Contracts to the extent that any such default in performance or breach is a result of facts or circumstances existing or arising prior to the Closing Date;
(xx)     any Liabilities of Delta to provide any medical, dental, disability, accidental death and dismemberment, general or umbrella liability, life or other insurance coverage to or for the benefit of: (i) any Transferring Employee employed by the Business immediately prior to the Closing Date; (ii) any former (whether by reason of retirement or other termination of employment) employee of the Business; or (iii) any of their respective dependents, including, but not limited to, any obligation to continue health insurance coverage for any former employee of the Business or his or her dependents as may be required by the applicable continuation coverage provisions of Subchapter I, Subtitle B, Part 6 of the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”);
(xxi)     all Liabilities of Delta to maintain for the benefit of or make any payments (including but not limited to any salary, accrued vacation or severance payments) or provide any benefits to: (A) any employee employed by the Business immediately prior to the Closing Date; (B) any former (whether by reason of retirement or other termination of employment) employee of the Business; or (C) any of their respective dependents, under the terms of any bonus, retirement, pension, profit sharing, thrift, option, medical reimbursement, dependent care assistance, incentive compensation, deferred compensation, executive compensation, health insurance, retiree medical insurance, disability insurance, life insurance, or any other direct or indirect benefit plan or arrangement, whether formal or informal, maintained, contributed to or otherwise provided for by either of the Sellers;

(xxii)    any Liabilities with respect to any employees of Delta that does not become Transferring Employees; and

(xxiii)    all other Liabilities of Delta whether known, unknown, accrued, absolute, fixed or contingent which have not otherwise been assumed by the Buyer pursuant to the Assignment and Assumption Agreement.

ARTICLE 2.
CALCULATION AND PAYMENT OF PURCHASE PRICE

3.03    Purchase Price. (a) The aggregate cash purchase price to be paid by the Buyer to the Sellers on the Closing Date for the Business and the Assets (the “Initial Cash Purchase Price”) shall be equal to: (i) Forty Nine Million Dollars ($49,000,000.00) for Delta plus One Million Dollars ($1,000,000.00) for Teaching Tech; plus or minus (ii) the Estimated Net Working Capital Adjustment Amount; minus (iii) the amount of the Estimated Customer Advances. The final purchase price (the “Final Purchase Price”) shall be an amount equal to the sum of the Final Cash Purchase Price (as determined pursuant to Section 3.04 below) and the amount of the Assumed Liabilities as contained in the Closing Net Working Capital.
(b)     Not less than five (5) Business days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer the following statements for purposes of determining the Initial Cash Purchase Price payable at Closing: (i) an unaudited combined balance sheet of the Sellers dated as of the last day of the calendar month immediately preceding the Closing Date and a statement of the Sellers’ good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”); and (ii) a written statement, in form and substance reasonably acceptable to the Buyer, containing: (A) a list with the identity of each of the customers of Delta which, as of such date, have made Customer Advances to Delta and with respect to which Customer Advances, the Liabilities of Delta will not, as of the Closing Date, have not been satisfied; and (B) for each of the customers contained on such list, the total dollar amount of the Liabilities of Delta which will not, as of the Closing Date, have been satisfied (such statement being hereinafter the “Estimated Statement of Customer Advances”). The foregoing statements (collectively the “Pre-Closing Statement”) shall be prepared from the Records of the Sellers and with respect to the statement of the Estimated Net Working Capital, in a manner consistent with Schedule 1.01(a).

3.02    Payment of the Initial Cash Purchase Price. At the Closing, the Buyer shall:

(a)     pay to the applicable lenders and/or creditors reflected in the Payoff Statements, such amounts as are necessary to pay the full amount of any Indebtedness of each of the Sellers relating to the operation of the Business as of the Closing Date as reflected in the Payoff Statements;

(b)     pay the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account, specified in writing by the Escrow Agent;
(c)     pay to Lima & Associates, LLC an amount equal to $250,000.00 and to any other Person, any then outstanding Seller Transaction Expenses payable to such Person; and

(d)     pay to or for the account of the Sellers, by wire transfer of immediately available funds to an account, specified in writing by the Sellers not less than three (3) Business Days prior to the Closing Date, an amount equal to the Initial Cash Purchase Price, minus the amount paid to the applicable lenders and/or creditors as required by Section 3.02(a) above, minus an amount equal to the Escrow Amount, minus the amount of the outstanding Seller Transaction Expenses paid to any Person as provided for by Section 3.02(c) (such amount being hereinafter referred to as the “Closing Payment”).

3.03    Calculation of Closing Net Working Capital and Closing Customer Advances. (a) In connection with the calculation of the Closing Net Working Capital, the Buyer or Representatives of the Buyer and the Sellers or Representatives of the Sellers shall, on a mutually aggregable date as near in time to the Closing Date as practicable, conduct a physical inventory of the Inventory. Thereafter, as soon as practicable, but in no event later than the end of the sixty (60) day period beginning on the first day following the Closing Date, the Buyer shall prepare and deliver to the Sellers: (i) an unaudited balance sheet containing a statement of the Net Assets of Delta determined as of the Closing Date (hereinafter the “Proposed Statement of Closing Net Assets”) together with a statement of the Net Working Capital of Delta which has been prepared using the Proposed Statement of Closing Net Assets (hereinafter the “Proposed Statement of Closing Net Working Capital”); and (ii) the Proposed Statement of Customer Advances (the Proposed Statement of Customer Advances, together with the Proposed Statement of Closing Net Assets and the proposed Statement of Closing Net Working Capital, being hereinafter collectively the “Proposed Statement”). The Proposed Statement shall be prepared from the Records of the Sellers and, with respect to the Proposed Statement of Closing Net Working Capital, in a manner consistent with Schedule 1.01(a).
(a)     The Proposed Statement shall be subject to verification and examination by the Sellers and their Representatives and, in order to facilitate such verification and examination, the Buyer shall, at such reasonable times and places as may be requested by the Sellers: (i) deliver copies of all supporting documents to the Sellers and their Representatives; (ii) provide to the Sellers and their Representatives the right to examine or take copies of any work papers (other than proprietary work papers) used by the Buyer in the preparation of the Proposed Statement; and (iii) provide the Sellers reasonable access to the Buyer’s employees involved in the preparation of the Proposed Statement for the purpose of answering questions and inquiries arising out of the Sellers’ review thereof.
(b)     On or before the end of the twenty (20) day period beginning on the first day following the date on which the Proposed Statement is delivered to the Sellers (such period being the “Objection Period”), the Sellers shall have the right to present in writing to the Buyer a written notice (hereinafter an “Objection Notice”) of any objections the Sellers may have to the accuracy of the Proposed Statement, which notice shall set forth with reasonable particularity the nature and amount of the Sellers’ objections. If no Objection Notice is delivered to Buyer before the end of the Objection Period: (i) the Proposed Statement shall be deemed to be accepted and approved by the Sellers; (ii) the amount of the Net Working Capital as contained in the Proposed Statement of Closing Net Working Capital shall be deemed to be the amount of the Closing Net Working Capital and shall be final and binding on the Parties hereto; (iii) the amount of the Customer Advances as contained in the Proposed Statement of Customer Advances shall be deemed to be the final and binding amount of the Customer Advances, determined as of the Closing Date, and the Proposed Statement of Customer Advances shall be deemed to be the “Final Statement of Customer Advances”; and (iv) any amounts required to be paid by Section 3.05 hereof shall be paid within ten (10) business days.
(c)     If the Sellers disagree with: (i) the amount of the Closing Net Working Capital as contained in the Proposed Statement of Closing Net Working Capital; or (ii) the amount of the Customer Advances as of the Closing Date as set forth in the Proposed Statement of Customer Advances, the Sellers shall deliver an Objection Notice to the Buyer no later than the last day of the Objection Period. Following receipt of such Objection Notice by the Buyer, the Sellers and the Buyer shall use their best efforts to promptly resolve the matter or matters in disagreement. If the Sellers and the Buyer resolve the matter or matters in disagreement, the Sellers and the Buyer shall either confirm or revise the original Proposed Statement of Closing Net Working Capital and the amount of the Closing Net Working Capital and/or the Proposed Statement of Customer Advances and the amount of the Customer Advances contained therein, whereupon: (i) the amount of the Net Working Capital of the Business as contained in the confirmed or revised Proposed Statement of Closing Net Working Capital shall be deemed to be the amount of the Closing Net Working Capital, shall be final and binding upon the Parties hereto; (ii) the amount of the Customer Advances as contained in the confirmed or revised Proposed Statement of Customer Advances shall be deemed to be the final and binding amount of the Customer Advances as of the Closing Date and the Proposed Statement of Customer Advances as so confirmed or revised shall be deemed to be the Final Statement of Customer Advances; and (iii) any amounts required to be paid as provided for in Section 3.05 hereof shall be paid within ten (10) business days.
(d)     If the Sellers and the Buyer are unable to resolve the matter or matters in disagreement within thirty (30) days following the Buyer’s receipt of an Objection Notice from the Sellers, then such disagreement or disagreements shall be referred for resolution to a nationally recognized firm of independent certified public accountants that is mutually agreeable to the Buyer and the Sellers (the “Independent Accountants”). The Buyer and the Sellers may present to the Independent Accountants their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the Objection Notice), and each of the Buyer and the Sellers shall have the right to present additional documents, materials and other information regarding such dispute and the Independent Accountants shall consider such additional documents, materials and other information. Any such other documents, materials or other information shall be copied to each of the Buyer and the Sellers. Independent Accountants shall be directed to furnish written notice to the Sellers and the Buyer of their resolution of any such disagreements referred to them as soon as practicable but in no event later than sixty (60) days following the referral of such dispute to the Independent Accountants. The amount of the Closing Net Working Capital and Closing Statement of Net Assets and the amount of the Customer Advances reflected in the Proposed Statement of Customer Advances as confirmed or revised by the Independent Accountants, in each case, as determined by the Independent Accountants as of the Closing Date, shall be final and binding upon the Parties and: (i) the amount of the Net Working Capital of the Business as determined by the Independent Accountants shall be deemed to be the amount of the Closing Net Working Capital, shall be final and binding upon the Parties hereto; (ii) the amount of the Customer Advances as contained in the Proposed Statement of Customer Advances as confirmed or revised by the Independent Accountants shall be deemed to be the final and binding amount of the Customer Advances as of the Closing Date and the Proposed Statement of Customer Advances as so confirmed or revised shall be deemed to be the Final Statement of Customer Advances; and (iii) any amounts required to be paid as provided for in Section 3.05 hereof shall be paid (the final statement of Closing Net Working Capital and amount of the Customer Advances as so agreed by the Sellers and the Buyer or determined by the Independent Accountants being hereinafter referred to as the “Closing Statement”). The Independent Accountants shall have authority to determine only the items which are the subject of an Objection Notice and, in resolving such objections with respect to the Closing Net Working Capital, shall apply the past practices of the Business as reflected on Schedule 1.01(a) and shall not assign a value to any item higher than the highest value for such item claimed by either of the Sellers or the Buyer or lower than the lowest value for such item claimed by either of the Sellers or the Buyer. The Independent Accountants may establish such procedures as the Independent Accountants deem appropriate in resolving the items in dispute.
(e)     Notwithstanding anything to the contrary in this Section 3.03, during the period that the determination of the Closing Net Working Capital or the Final Customer Advances shall remain in dispute, neither Party shall be required to pay to the other Party the amount that would otherwise be payable hereunder if no such disagreement were to exist.
(f)     During and with respect to the reviews referred to in this Section 3.03, the Sellers and the Buyer shall: (i) fully cooperate with all reasonable requests of the Sellers, the Buyer and the Independent Accountants, as the case be; (ii) upon reasonable request make available to the Sellers, the Buyer and the Independent Accountants, all work papers, (excluding proprietary programs and information of the Sellers and the Buyer) supporting schedules, documents and other information (including access to all appropriate knowledgeable personnel of the Buyer) upon which the Proposed Statement of Closing Net Working Capital and the Proposed Statement of Customer Advances, each as of the Closing Date, were determined; and (iii) promptly provide the Independent Accountants with such management representation letters (in customary form) executed by appropriate personnel of the Sellers and the Buyer as applicable, as may reasonably be requested with respect to the calculation of the Closing Net Working Capital and the Final Customer Advances, each as of the Closing Date and the preparation of the Closing Statement.
(g)     With the exception of the fees and expenses of the Independent Accountants, all fees and expenses of the Sellers relating to the matters described in this Section 3.03 shall be borne, jointly and severally, by the Seller Parties and all fees and expenses of the Buyer relating to the matters described in this Section 3.03 shall be borne by the Buyer. The fees, expenses and disbursements of the Independent Accountants shall be allocated between the Sellers on the one hand and the Buyer on the other hand in inverse proportion to the degree to which the position of the Sellers and the position of the Buyer as to the amount of the Closing Net Working Capital and the final amount of the Customer Advances has been confirmed by the Independent Accountants, which proportionate allocation of fees, expenses and disbursements shall be determined by the Independent Accountants and set forth in the written statement issued by the Independent Accountants to the Sellers and the Buyer containing the resolution of the Independent Accountants as to the amount of the Closing Net Working Capital and the final amount of the Customer Advances.
3.04    Calculation of Final Cash Purchase Price. The Initial Cash Purchase Price shall be:

(a)     decreased, if the amount of the Customer Advances contained in the Final Statement of Customer Advances, as determined as provided in Section 3.03 exceeds the amount of the Customer Advances set forth in the Estimated Statement of Customer Advances, or increased, if the amount of the Customer Advances contained in the Final Statement of Customer Advances, as determined as provided in Section 3.03, is less than the amount of the Customer Advances contained in the Estimated Statement of Customer Advances, in each case, by an amount equal to the difference between the amount of the Customer Advances set forth in the Estimated Statement of Customer Advances and the amount of the Customer Advances set forth in the Final Statement of Customer Advances; and
(b)     increased, if the Closing Net Working Capital, as determined as provided in Section 3.03, exceeds the Estimated Net Working Capital, or decreased, if the Closing Net Working Capital is less than the Estimated Net Working Capital, in each case, by an amount equal to the difference between the Estimated Net Working Capital and the Closing Net Working Capital (the Initial Cash Purchase Price as increased or decreased as provided by the foregoing provisions of this Section 3.04 being hereinafter the “Final Cash Purchase Price”).
3.05    Post-Closing Adjustment. (a) If the Final Cash Purchase Price as determined pursuant to the provisions of Section 3.04 above exceeds the Initial Cash Purchase Price, the amount by which the Final Cash Purchase Price exceeds the Initial Cash Purchase Price shall be paid by the Buyer to the Sellers by wire transfer of immediately available funds credited to such accounts as may be designated by the Sellers and Joint Written Instructions shall be delivered by the Parties to the Escrow Agent directing the Escrow Agent to pay to the Sellers the full amount of the Working Capital Escrow Amount, in each case, no later than the end of the (10) day period beginning on the first day following the date that the Closing Net Working Capital and the amount of the Customer Advances have become final and binding upon the Parties hereto as provided for by Section 3.03 hereof.
(a)     If the Final Cash Purchase Price as determined pursuant to Section 3.04 above is less than the Initial Cash Purchase Price, then the amount by which the Initial Cash Purchase Price exceeds the Final Cash Purchase Price (such amount being hereinafter the “Deficit Amount”) will be paid first from the Escrow Amount in an amount not to exceed the Working Capital Escrow Amount and, to the extent that the amount of the Deficit Amount is: (i) less than the Working Capital Escrow Amount, any remaining portion of the Working Capital Escrow Amount shall be released to the Sellers in accordance with the Escrow Agreement; or (ii) exceeds the Working Capital Escrow Amount, the Seller Parties shall be obligated, jointly and severally, to pay such excess to the Buyer in cash or immediately available funds no later than the end of the ten (10) day period beginning on the first day following the date that the Closing Net Working Capital and the amount of the Customer Advances have become final and binding upon the Parties hereto as provided for by Section 3.03 hereof. The Parties shall provide Joint Written Instructions to the Escrow Agent to effect the distribution of the Working Capital Escrow Amount from the Escrow Amount as required by this Section 3.05(b).

3.06    Allocation of Purchase Price. The Final Purchase Price shall be allocated among the Assets as required by the Code and applicable regulations thereunder. Not more than one hundred and twenty (120) days after the Closing Date, Buyer will deliver to the Seller for Seller’s review, a written statement of the manner in which the Buyer intends to allocate the Final Purchase Price among the Assets.

ARTICLE 3.
CLOSING
4.01    Time and Place of Closing. The Closing of the sale and purchase of the Assets hereunder shall take place at the offices of Lippes Mathias Wexler Friedman LLP, 50 Fountain Plaza, Suite 1700, Buffalo, New York 14202 at 9:00 A.M. on the third Business Day following satisfaction or waiver of all conditions to the obligations of the Sellers to consummate the transactions contemplated hereby as contained in Article 8 hereof (other than those conditions which, by their nature, may only be satisfied on the Closing Date) and all conditions of the obligations of the Buyer to consummate the transactions contemplated hereby as contained in Article 9 hereof (other than those conditions which, by their nature, may only be satisfied on the Closing Date) or at such other place, date and time as the Parties hereto may agree. The Parties may also agree to close the transactions contemplated hereby through the mutual exchange of documents and funds in a manner acceptable to the Parties and their respective counsel without the need for a meeting of the Parties to conduct the Closing. The date on which the Closing occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, at the option of the Buyer, the Closing may take place on the same date that this Agreement is executed by the Parties hereto. Notwithstanding anything to the contrary in this Agreement, the Closing shall be deemed to have occurred as of 12:00:01 a.m. (U.S. Eastern Time) on the Closing Date (hereinafter the “Effective Time”).
4.02    Delivery by the Sellers. At the Closing, the Sellers will deliver to the Buyer (unless delivered previously), the following:
(a)     a bill of sale, in a form satisfactory to the Buyer, executed by each of the Sellers (hereinafter the “Bill of Sale”), providing for the sale, transfer, conveyance and assignment by each of the Sellers to the Buyer of all of their respective rights, title and interest in and to the Assets;
(b)     duly executed and acknowledged instruments of assignment, in a form satisfactory to the Buyer and providing for the assignment by the Sellers to the Buyer of the Intellectual Property and the Contracts (the “Instruments of Assignment”);
(c)     as to the Cotati Lease, Delta shall deliver a duly executed and acknowledged instrument of assignment, in a form satisfactory to the Buyer and providing for the assignment by Delta to the Buyer of the Cotati Lease (hereinafter the “Cotati Lease Assignment”);
(d)     such other bills of sale, endorsements, patent assignments, trademark assignments, and other assignments and instruments, in such form as in each case is satisfactory to the Buyer and as shall be sufficient to vest in the Buyer, good, valid and marketable title to the

Assets free and clear of all Encumbrances, except the Assumed Liabilities and the Permitted Encumbrances (hereinafter collectively the “Other Instruments”);
(e)     an agreement, in a form mutually satisfactory to the Buyer and the Sellers and which provides for the assignment by the Sellers to the Buyer and the assumption by the Buyer of the Assumed Liabilities (such agreement being hereinafter the “Assignment and Assumption Agreement”);
(f)     a duly executed Escrow Agreement;
(g)     duly executed copies of the Cockroft Transition Agreement, the Stephens Employment Agreement and the Moore Employment Agreement;

(h)     all consents required to be obtained in connection with the assignment to the Buyer of the Material Contracts, the Cotati Lease, the Dutton Lease and the Permits;
(i)     duly executed Articles of Amendment to the Articles of Organization of Delta providing for a change in the name of Delta to a name which does not include the words “Delta” or “Separations” or any other name which is confusingly similar to Delta’s name, together with documentation evidencing the due authorization by Delta of the change in Delta’s name;

(j)     duly executed Articles of Amendment to the Articles of Organization of Teaching Tech providing for a change in the name of Teaching Tech to a name which is not confusingly similar to Teaching Tech’s name, together with documentation evidencing the due authorization by Teaching Tech of the change in Teaching Tech’s name; and
(k)     all other documents, instruments and writings reasonably required by the Buyer to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith or as, in the opinion of Buyer's counsel, are necessary to transfer to the Buyer good, valid and marketable title to the Assets pursuant to this Agreement.

4.03    Delivery By the Buyer. At the Closing, the Buyer shall: (a) make the payments to the respective parties provided in Section 3.02 above; (b) deliver to the Sellers, a copy of the Assignment and Assumption Agreement as executed by the Buyer; (c) deliver to the Sellers and the Escrow Agent, a copy of the Escrow Agreement as executed by the Buyer; (d) deliver to Delta, a duly executed Cotati Lease Assignment; (e) deliver to Roger Cockroft, a duly executed Cockroft Transition Agreement; (f) deliver to Benjamin Stephens, a duly executed Stephens Employment Agreement; (g) deliver to James Moore, a duly executed Moore Employment Agreement and (h) deliver to the Sellers all other documents, instruments and writings reasonably required by the Sellers to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each of the Seller Parties hereby, jointly and severally, represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
5.01    Organization of the Sellers. Each of the Sellers is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California and has the limited liability company power and authority to own, lease and operate its properties and the Assets and to carry on its business as presently conducted. Each of the Sellers is duly qualified to do business and is in good standing in: (a) each jurisdiction in which the properties owned or leased by it are located; and (b) where the operation of the Business makes such qualification necessary or desirable, except for such jurisdictions where the failure to be so qualified would not cause a Material Adverse Effect. Schedule 5.01 attached hereto contains a list of the jurisdiction of formation of each Seller and a list of all jurisdictions in which each Seller is duly qualified or registered to do business.

5.02    Authorization by the Seller. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and any Ancillary Agreements that are required to be executed and/or delivered by the Seller pursuant to the terms of this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements that are required to be executed and delivered by either of the Sellers and the consummation of the transactions contemplated hereby and thereby has been duly and validly authorized by all necessary limited liability company action on the part of the applicable Seller. No other act or proceeding on the part of the Sellers or the Members is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements required to be executed by either of the Sellers or the consummation by the Sellers of the transactions contemplated hereby and thereby.

5.03    Binding Agreements. This Agreement constitutes and, when executed and delivered on the Closing Date, each of the Ancillary Agreements required to be executed and delivered by either of the Sellers will constitute, the valid and binding obligations of the applicable Sellers enforceable against the applicable Sellers in accordance with their respective terms, except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.04    No Violation; Consents and Approvals. Except as set forth in Schedule 5.04, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation by the Sellers of the transactions contemplated hereby or thereby will: (a) violate any Law or violate any Governmental Order; or (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets under any term or provision of: (i) the Articles of Organization or operating agreement of either of the Sellers; or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which either of the Sellers is a party or by which either of the Sellers, or any of the assets or properties of either of the Sellers may be bound. Except for filings, consents, approvals or authorizations set forth on Schedule 5.04 attached hereto, no filing with, or consent, approval, authorization or action by, any third party, including any Governmental Authority is required in connection with the execution and delivery by either of the Sellers of this Agreement or the Ancillary Agreements required to be executed and delivered by either of the Sellers or the consummation by the Sellers of the transactions contemplated hereby or thereby.

5.05    Financial Statements. The Sellers have heretofore delivered to Buyer the December 31 Balance Sheet and the related statements of income and cash flows for the 12 month period then ended and true and complete copies of a balance sheet for the Business as of December 31, 2018 and December 31, 2017 and the related statements of income and cash flows for each twelve (12) month period then ended (such balance sheets and related statements of income and cash flows being hereinafter collectively referred to as the “Financial Statements”). Except as set for the in Schedule 5.05, the Financial Statements (a) were prepared in accordance with GAAP based on the books and records of the Business, (b) present fairly the financial condition and results of operations of the Sellers as of the dates thereof or for the periods covered thereby and (c) include all adjustments that are necessary for a fair presentation of the financial condition of the Business and the results of the operations of the Business as of the dates thereof or for the periods covered.

5.06    Absence of Certain Changes. (a) Since January 1, 2019, except as disclosed in Schedule 5.06, the Sellers have conducted the Business in the Ordinary Course of Business. As amplification and not in limitation of the foregoing, except as disclosed in Schedule 5.06, since January 1, 2019, neither of the Sellers has:

(i)    suffered any material adverse change in its financial condition, those of the Assets which it owns, its Liabilities, its business or results of the operations of the Business, other than changes relating to the economy in general;
(ii)    sold, transferred or otherwise disposed of any Assets which it owns other than in the Ordinary Course of Business;
(iii)    created, incurred or permitted any Encumbrance (other than a Permitted Encumbrance) to exist with respect to any of the Assets which it owns;
(iv)    canceled any Claims which are material to any of the Assets;
(v)    changed the methods of valuing any of its Inventory;
(vi)    disposed of any of its Intellectual Property or permitted any of its Intellectual Property to lapse;

(vii)    made any single capital expenditure or capital expenditures related to the Business which, individually or in the aggregate, exceeds $20,000.00 for any addition or replacement to property, plant or equipment;
(viii)    instituted or settled any Action;
(ix)    entered into any agreement with any customer, distributor or representative which was not in the Ordinary Course of Business or entered into any other transaction which is material to the Assets or the Business;
(x)    made any change in any method of accounting or accounting practice or policy or in the manner in which the books, accounts or records of the Business are maintained;
(xi)    made any changes in the warranty or other business policies of the Business;
(xii)    granted any general increase in the compensation or benefits of any of its managers, officers or employees other than in the Ordinary Course of Business, (including any such increase pursuant to any bonus, pension, profit sharing, severance or other plan or commitment);

(xiii)    made any loan or advance to any employee of the Business, other than the reimbursement of expenses incurred in the Ordinary Course of Business; or
(xiv)    agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 5.06(a).
(b)     In addition to the above, not more than five (5) days prior to the Closing Date, the Sellers shall have delivered to the Buyer a true, correct and complete list of each customer with respect to which either of the Sellers has, at any time during the period beginning on January 1, 2019 and ending five (5) days prior to the Closing Date, either: (i) provided a discount of ten percent (10%) or more off the list price for any Product or Products purchased by such customer or the list price for any Services provided to any such customer, including, in each case, the amount of any such discount both in dollars and in percentages; or (ii) agreed to payment terms for Products sold which do not require receipt of payment of one hundred percent (100%) of the purchase price for any Products sold prior to shipment of any such Products.

5.07    Title to Properties; Encumbrances; Etc. Each of the Sellers has good and valid title to those of the Assets which it owns and, on the Closing Date, the applicable Seller will have good and valid title to those of the Assets which it owns, free and clear of all Encumbrances other than Permitted Encumbrances. On the Closing Date, upon execution and delivery of this Agreement and the Ancillary Agreements, Buyer will receive good and marketable title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. None of the Assets is, nor immediately prior to or at the Closing will be, subject to any Encumbrance other than Permitted Encumbrances.

5.08    Real Property. (a) Section (a) of Schedule 5.08(a) contains a complete and correct list by address of all Real Property leased by either of the Sellers (the “Leased Real Property”) and, the identity of the lessor and lessee of such Real Property. The Sellers do not own any Real Property. With respect to each parcel of Leased Real Property, the Seller or Sellers which occupy such Real Property has or have a valid and enforceable leasehold interest in such Real Property and the Seller or Sellers is not or are not in default under any such real property lease, nor has either of the Sellers received any notice of any default or event that, with notice or lapse of time, or both, would constitute a default by either of the Sellers of the terms of any such real property lease. Prior to the date hereof, the Sellers have delivered to the Buyer true, correct and complete copies of each lease of any Leased Real Property. The Leased Real property is the only Real Property necessary for the Sellers to conduct the business in the manner in which it is currently conducted.
(a)     Except as set forth in Section (b) of Schedule 5.08, to the knowledge of the Sellers, all the buildings, offices and other structures (such buildings, offices and other structures being sometimes hereinafter collectively referred to as “Structures”) located at the Leased Real Property, the roofs of all such Structures and the plumbing, heating, ventilation and air conditioning, electrical and mechanical systems contained in such Structures have been adequately and properly maintained and are in good condition, normal wear and tear excepted, free of defects other than defects which would not materially interfere with the ability of the Sellers to conduct the Business at such Leased Real Property as currently conducted and as proposed to be conducted after Closing.
(b)     Except for matters relating to the compliance by the Business with applicable Environmental and Safety Laws (which matters are provided for in Section 5.18 hereof) and except as set forth in Section (c) of Schedule 5.08, to the knowledge of the Sellers, the Leased Real Property and the Structures located thereon do not violate, in any way, any restrictive covenants applicable to such Leased Real Property or any building, zoning, health, fire, safety or other ordinances, codes or regulations of any Governmental Authority. To the knowledge of the Sellers, the conduct of the applicable Seller’s business at the Leased Real property in the manner in which it is currently conducted is not dependent on any “non-conforming use” or similar zoning classification.
(c)     Except as set forth in Section (d) of Schedule 5.08, there are no parties other than the Sellers in possession of any of the Leased Real Property and there are no Contracts, subleases, licenses or other agreements granting to any party or parties the right of use or occupancy of any of the Leased Real Property.
(d)     Except as set forth in Section (e) of Schedule 5.08, the Leased Real Property and the Structures located thereon are supplied with utilities and other services necessary and adequate for the use and operation of such Leased Real Property and Structures as currently used, including, without limitation, gas, electricity, water, telephone and sanitary sewer. Except as set forth in Section (e) of Schedule 5.08, all such utilities enter onto the Leased Real Property from public roads which abut such Real Property or from adjoining property in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such Leased Real Property.
(e)     There is no pending, or to the knowledge of the Sellers, threatened condemnation proceedings or other Actions relating to any Leased Real Property which have been instituted (or to the knowledge of the Sellers, threatened to be instituted) by any Governmental Authority.

5.09    Tangible Personal Property and Fixtures. (a) Section (a) of Schedule 5.09 contains a listing as of December 31, 2019, of all of the Fixtures and Equipment having a value, determined as of such date in excess of $5,000.00. The Seller has good and valid title to all Fixtures and Equipment free and clear of all Encumbrances other than Permitted Encumbrances.

(a)     Except as set forth in Section (b) of Schedule 5.09, all the Fixtures and Equipment listed in Section (a) of Schedule 5.09 (other than spare parts or salvage items contained in such list) are in good operating condition and repair, reasonable wear and tear excepted, are useable in the Ordinary Course of Business and no material maintenance, replacement or repair of any such Fixtures and Equipment has been deferred or neglected.

5.10    Accounts Receivable. All accounts receivable of the Sellers have arisen from bona fide sales actually made or services actually performed in the Ordinary Course of Business and constitute valid obligations and are good and collectible in accordance with their terms, net of applicable reserves reflected in the Financial Statements.

5.11    Inventory. The Inventory consists of items of a quality and quantity useable and saleable in the Ordinary Course of conduct of the Business. The value of the Inventory as reflected in the December 31 Balance Sheet and in the Pre-Closing Statement does not include any Inventory which is obsolete, of below standard quality or in excess of the reasonably estimated usage requirements of the Business.

5.12    Personal Property Leases. Schedule 5.12 contains a complete and accurate list of each lease of any Fixtures and Equipment leased by either of the Sellers and used in connection with or relating to the Business, which lease either: (a) provides for annual lease payments in excess of $5,000.00; or (b) has a term in excess of one year and is not cancelable upon 30 or fewer days’ notice without any Liability, penalty or premium becoming due (such leases being hereinafter individually a “Personal Property Lease” and collectively the “Personal Property Leases”). Prior to the date hereof, the Sellers have delivered to the Buyer true, complete and correct copies of all Personal Property Leases including all amendments thereof and all modifications thereto. Schedule 5.12 also sets forth a complete and accurate list of each of the Personal Property Leases with respect to which, consent to assignment is required in order for any such leases to be valid, and in full force and effect after the Closing. Each Seller has a good and valid leasehold interest in all of the Fixtures and Equipment which are being leased by such Seller from any Person, including, but not limited to, Fixtures and Equipment which are leased pursuant to the Personal Property Leases. Neither of the Sellers not in default with respect to any terms or conditions of any of the Personal Property Leases to which it is a party and upon assignment to the Buyer and receipt of any consents with respect thereto as described in Schedule 5.12, such Personal Property Leases, will be in full force and effect. To the knowledge of the Sellers, there is no basis for any claim that any party (other than the applicable Seller) to any of the Personal Property Leases is in default with respect to its obligations under any such Personal Property Lease. Neither of the Sellers has not taken any action or failed to take any action which would render any of the Personal Property Leases, invalid, nonbinding or unenforceable and there are no overdue unpaid liabilities existing with respect to any of the Personal Property Leases.

5.13    Intellectual Property. (a) Each of Sellers owns or has the right to use all of the Intellectual Property which is used by it in the conduct of the Business, free and clear of any Encumbrance or any payment (other than any Permitted Encumbrance or payments made under those licenses or other agreements described in Section (b) of Schedule 5.13, under which the applicable Seller obtains its rights from third parties).

(a)     Section (b) of Schedule 5.13 sets forth a true and complete list of each: (i) patent, trademark or copyright used in connection with the Business or any application for any patent, trademark or copyright used in connection with the Business, which in any case is registered, filed or pending with the United States Patent and Trademark Office, the United States Copyright Office or the corresponding office of any other Governmental Authority together with the identity of the owner thereof; (ii) license or other agreement under which either of the Sellers obtains rights from third parties to use any Intellectual Property except for any “click wrap” or “off-the-shelf” software; (iii) any trade names used in connection with the Business; (iv) any domain name used in connection with the Business; or (v) item of material Intellectual Property owned or used by either of the Sellers in connection with the Business, including, but not limited to, material trade secrets, which has not been registered with the United States Patent and Trademark Office, the United States Copyright Office or the corresponding office of any other Governmental Authority. Neither of the Sellers has received any written notice that any of the Intellectual Property required to be disclosed by Section 5.13(b)(i) has been declared unenforceable or otherwise invalid by any Governmental Authority. All registration, maintenance, filing and similar fees required to maintain in effect the Intellectual Property required to be disclosed by Section 5.13(b)(i) have been paid.
(b)     Neither the Intellectual Property which is owned or used by either Seller nor the conduct of the Business conflicts with or infringes upon any Intellectual Property owned by any third party. No Person has asserted to either of the Sellers in writing (or otherwise) that the Intellectual Property which is owned or used by either of the Sellers or the conduct of the Business conflicts with or infringes upon or misappropriates any Intellectual Property owned by any third party. Section (c) of Schedule 5.13 contains a true, correct and complete list of all Contracts other than licenses to use “click wrap” or “off the shelf” software, to which either of the Sellers is a party and which provide for the licensing by either of the Sellers to any third party of any Intellectual Property owned by either of the Sellers or the licensing by either of the Sellers of the right to use any third party Intellectual Property (all such Contracts being hereinafter the “IP Contracts”). Prior to the date hereof, the Sellers have delivered to the Buyer, true, correct and complete copies of each of the IP Contracts. Except as set forth in Section (c)

of Schedule 5.13, none of the IP Contracts contains any provision pursuant to which either of the Sellers is required to indemnify the other party to any such IP Contract with respect to any Losses incurred by such party arising in connection with or relating to the use by such party of any Intellectual Property of either Seller. Each of the IP Contracts is valid, binding in full force and effect and enforceable against the applicable Seller and, to the knowledge of the Sellers, against the other parties thereto in accordance with its terms except that: (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditor's rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section (c) of Schedule 5.13, no filing with, consent, approval, authorization or other action is required of or from any party to any of the IP Contracts in order for the assignment by the applicable Seller to the Buyer of the rights of the applicable Seller arising under such IP Contracts to be valid, binding and enforceable. Neither the execution and delivery of this Agreement by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby will result in a breach of, or result in a default in the terms or create on behalf of any third party to any of the IP Contracts, any right to terminate or modify the terms of any IP Contract. Neither of the Sellers is in default under the terms of any IP Contract, there is no basis for any valid Claim that either of the Sellers is in default under the terms of any IP Contract and, to the knowledge of the Sellers, there is no basis for any Claim that any other parties to any of the IP Contracts is in default with respect to its obligations under the IP Contracts.

(c)     Except as set forth on Section (d) of Schedule 5.13, on the Closing Date, the Sellers will own or hold a valid license to use the Intellectual Property set forth in Section (b) of Schedule 5.13 above, free and clear of all Encumbrances other than Permitted Encumbrances. The Intellectual Property identified in Section (b) of Schedule 5.13 constitutes all of the Intellectual Property necessary for the conduct of the Business as currently conducted. All of the Intellectual Property which is identified in Section (b) of Schedule 5.13 as being owned by either Seller was: (i) developed by employees of the applicable Seller working within the scope of their employment or as work made for hire at the time of such development; or (ii) developed by developed by officers, directors, managers, independent contractors or other third parties who have executed written agreements of assignment in favor of the applicable Seller, assigning to the applicable Seller ownership of all of his, her or its rights, title and interest in and to such intellectual property rights, if any, in the Intellectual Property to the applicable Seller. None of the current officers, managers, Members or employees of either of the Sellers has any patents issued or any patent applications pending for any device, process, design or invention of any kind, now used in or useful to the conduct of the Business, which patents or applications have not been assigned to the applicable Seller and such assignment duly recorded in the United States Patent and Trademark Office, the United States Copyright Office or the corresponding office of any other Governmental Authority.

(d)     The Sellers have taken reasonable steps to protect and maintain the confidentiality and secrecy of all trade secrets identified in Section (b) of Schedule 5.13 and other confidential information which is included within the Intellectual Property of the Sellers and, to the knowledge of the Sellers, none of such trade secrets or confidential information has been disclosed to any third party.

5.14    Litigation. Except as set forth in Schedule 5.14, there are no Actions or Claims (including without limitation, product liability Claims, Claims relating to employment of any current or former employees of either of the Sellers or Claims that either of the Sellers has breached or otherwise failed to perform its obligations under any product warranties described in Schedule 5.28 hereof) or legal, administrative, equitable or arbitration proceedings or outstanding Governmental Orders pending or, to the knowledge of the Sellers, threatened against or involving either of the Sellers, the Assets or the Business. During the five (5) year period ending on the date hereof, there have not been any Actions pending, or to the knowledge of the Sellers, threatened against either of the Sellers or the Business. Neither of the Sellers is a party to or bound by any Governmental Order and there are no unsatisfied judgments, penalties or awards against or affecting the Sellers or any of the Assets.

5.15    Customers and Suppliers. On or prior to the date hereof, the Sellers have delivered to the Buyer a true and complete list of: (a) the names of the top twenty (20) customers of the Business (the “Material Customers”), by annual revenue during each of the preceding two (2) fiscal years of each Seller and the percentage of revenue represented by each such customer during each of the preceding two (2) fiscal years of each Seller; and (b) the top twenty (20) suppliers of the Business (the “Material Suppliers”) by payments made by each Seller during each of the preceding two (2) fiscal years of the applicable Seller and the percentage of total payments to suppliers represented by each such supplier during each of the preceding two (2) fiscal years of the applicable Seller. Except as set forth in Schedule 5.15: (i) there has been no adverse change in the business relationship of the applicable Seller with any of its Material Customers or Material Suppliers; (ii) there are no outstanding disputes with any customer or supplier of the Business; (iii) the Sellers have not received or obtained any credible information reasonably suggesting the possibility of a loss of a Material Customer or Material Supplier to the Business or the possibility of a loss of any group of customers or suppliers of the Business where the loss of such Material Supplier, Material Customer or group of suppliers or customers would have a Material Adverse Effect.

5.16    Employees. On or prior to the date hereof, the Sellers have delivered to the Buyer a complete and correct list of each individual who, as of January 31, 2020, was employed by either of the Sellers, including, each active employee and each employee classified as inactive as a result of disability, leave of absence or other absence. Each of the Sellers has properly classified, for Tax purposes and for purposes of participation in any Employee Plans, individuals who have, at any time during the three (3) year period ending on the date hereof, provided services to either of the Sellers, including, but not limited to, all current and former employees, officers, managers, Members, individual consultants, temporary employees, leased employees or agents and have complied with all applicable Laws relating to the classification of employees and independent contractors and payment of wages. Except as set forth in Schedule 5.16, nether of the Sellers is a party to or is obligated in connection with any written or material oral agreements, Contracts, commitments or understandings with any current or former employees of the applicable Seller (all such agreements, contracts, commitments and understandings being hereinafter individually an “Employment Agreement” and collectively, the “Employment Agreements”). Prior to the date hereof, the Sellers have delivered to Buyer true, complete and correct copies of all written Employment Agreements and a summary of the material terms of all oral Employment Agreements. Neither of the Sellers is in default under the terms of any of the Employment Agreements and, to the knowledge of the Sellers, there is no basis for any claim that any employee that is a party to any Employment Agreement is in default with respect to his or her obligations under such Employment Agreement. Except as set forth in Schedule 5.16, each individual identified in Schedule 5.16 is an “at will” employee whose employment may be terminated by the Seller at any time without notice or cause. There are no pending or, to the knowledge of the Sellers, threatened, audits, investigations, information requests, or Claims of or made by any Governmental Authority relating to the compliance by each of the Sellers with Laws relating to the employment of its employees and, to the knowledge of the Sellers, each of the Sellers has complied in all material respects with all Laws applicable to the employment of its employees. During the three (3) year period ending on the date hereof, there have not been any Claims made by any employees of either of the Sellers alleging that they have been sexually harassed.

5.17    Employee Benefit Plans. (a) Except for any Employment Agreement disclosed in Schedule 5.16, Section (a) of Schedule 5.17 sets forth a true, correct and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, option, equity purchase, restricted equity, incentive, deferred compensation, executive compensation, retiree medical or life insurance, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements: (i) in which current or former employees of either of the Sellers participate; or (ii) with respect to which either of the Sellers has any obligation; or (iii) which are maintained, contributed to or sponsored by either of the Sellers or any of their respective Affiliates for the benefit of any current or former employee, officer, member or manager of either of the Sellers, in each case, regardless of whether such plans, programs or arrangements are being assumed by the Buyer (hereinafter collectively the “Employee Plans”). Except as provided in Section (a) of Schedule 5.17, each Employee Plan is in writing and prior to the date hereof, the Sellers have delivered to the Buyer true, correct and complete copies of each such Employee Plan as amended through the date hereof, together with all related documentation including, without limitation, funding and investment management agreements, the most recently issued summary plan descriptions, the annual Forms 5500 and the most recent actuarial reports, if applicable, for each of the preceding three (3) plan years of each such Employee Plan, trust statements, insurance contracts, financial and assets statements, administrative services agreements and all correspondence with all regulatory authorities or other relevant Persons with respect to any issues related to such Employee Plans which, as of the date hereof, have not been resolved without further Liability on the part of either of the Sellers. No changes have occurred or are expected to occur which would affect the information contained in the actuarial reports, financial or asset statements required to be provided to Buyer pursuant to the terms of this Section 5.17(a). No Employee Plan is subject to the Laws of any jurisdiction other than the United States or any State thereof. Neither of the Sellers has made an express or implied commitment to modify, change or terminate any Employee Plan other than a modification, change or termination required by Law.

(a)     Except as provided in Section (b) of Schedule 5.17, neither of the Sellers has, nor has any trade or business that is required to be aggregated with either of the Sellers under Code Section 414(o) or Section 4001 of ERISA (an “ERISA Affiliate”), at any time, maintained or contributed to had any Liability or contingent Liability with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 210 of ERISA or Code Section 413, a pension plan subject to Title IV of ERISA or Code Section 412, or a “welfare benefit fund” within the meaning of Code Section 419.

(b)     Each Employee Plan which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that it is so qualified, and each related trust which is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code, has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would adversely affect such qualification, tax-preferred or tax exempt status, as the case may be.

(c)     No Liability under Title IV or Section 302 of ERISA has been incurred by either of the Sellers or any ERISA Affiliate that has not been satisfied in full and no condition exists that presents a risk to either of the Sellers or any ERISA Affiliate of incurring any such Liability, other than Liabilities due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code or any trust established thereunder has failed to satisfy the applicable “minimum funding standard” as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last date of the most recent fiscal year of each such plan that ended prior to Closing.

(d)     With respect to each Employee Plan in which employees of either of the Sellers participate, the applicable Seller is not currently liable for any Tax arising under Section 4971, 4972, 4975, 4976, 4978, 4979, 4980 or 4980B of the Code, and no fact or event exists which would give rise to any such Liability. The Sellers have not incurred any Liability under or arising out of ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act of 1993 and no fact or event exists that would result in such a Liability. None of the Assets are the subject of any lien arising under ERISA or the Code and no fact or event exists which would give rise to any such lien.

(e)     Each of the Sellers has performed all of its obligations under those of the Employee Plans which it maintains, contributes to or sponsors, to the extent required by applicable Law. Each Employee Plan is now and has at all times prior to the date hereof been operated in all material respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code. The Financial Statements reflect accruals of all amounts of employer contributions and premiums accrued by the Sellers in respect of employees employed or Persons formerly employed by either of the Sellers but unpaid with respect to the Employee Plans as of the date of such statements.

(f)     Except for claims for benefits arising in the ordinary course with respect to any Employee Plan, there are no claims, actions, suits, proceedings, investigations or hearings pending or, to the Sellers’ knowledge, threatened with respect to any Employee Plan or any fiduciary thereof, and there exists no condition or set of circumstances which could reasonably be expected to subject either of the Sellers or the Business to any Liability under the terms of or with respect to any Employee Plan or under ERISA, the Code, or applicable Law.

(g)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with another event such as termination of employment) will: (i) entitle any individual to severance pay; (ii) accelerate the time of payment or vesting under any Employee Plan or other agreement; (iii) trigger any funding (though a grantor trust or otherwise) of any compensation, severance or other benefit under any Employee Plan or other agreement to which either of the Sellers is a party; or (iv) increase the amount of compensation or benefits due to any individual.

(h)     Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) and is subject to the requirements of Code Section 409A is in compliance with Code Section 409A and all guidance issued by the IRS or United States Department of Treasury.

5.18    Environmental Matters. (a) Except as set forth in Section (a) of Schedule 5.18, to the knowledge of the Sellers, the Assets, properties, businesses and operations of the Business are and have been in compliance in all material respects with all applicable Environmental and Safety Laws in effect in the jurisdiction in which such assets, properties, businesses and operations are or have been located.

(a)     The Sellers have timely filed all applications, notices and other documents necessary to effect the timely renewal or issuance of all Permits necessary under any Environmental and Safety Laws for the continued conduct, in the manner now conducted, of the Business.

(b)     Except as set forth in Section (c) of Schedule 5.18, none of the operations or properties of the Business presently has interim status or requires a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or pursuant to any Environmental and Safety Laws dealing with hazardous waste.

(c)     Except as set forth in Section (d) of Schedule 5.18, there is no reason why any Permit held by either Seller under the Environmental and Safety Laws in connection with the conduct of the Business cannot be transferred or reissued, if necessary, to the Buyer without material modification and there is no reason why any such Permits will not be renewed upon expiration of their current term without imposition of materially stricter requirements if such expiration will occur within one year after the date of this Agreement.

(d)     Except as set forth in Section (e) of Schedule 5.18, the businesses and operations of the Business are not and have not and none of the assets or properties owned or leased and used in the conduct of the Business is, subject to any outstanding Governmental Order or any Action relating to any Environmental and Safety Laws or any Release of a Chemical Substance.

(e)     Except as set forth in Section (f) of Schedule 5.18, there are not and have not been any circumstances or conditions present at or arising out of the assets, properties, businesses or operations of the Business, including, but not limited to, any on-site or off-site disposal or other Release of a Chemical Substance, which may give rise to any Environmental Liabilities and Costs.

(f)     Except as set forth in Section (g) of Schedule 5.18, the Seller has not received a written notice or claim that it may be liable or named as a party potentially responsible for Environmental Liabilities and Costs as a result of any Release of a Chemical Substance in connection with the conduct of the Business.

(g)     Except as set forth in Section (h) of Schedule 5.18, there are no Chemical Substances in any inactive, closed or abandoned storage or disposal areas or facilities on property formerly leased, operated or owned in connection with the conduct of the Business.

(h)     Except as disclosed in Section (i) of Schedule 5.18, each of the Sellers is in substantial compliance with all occupational, safety and health standards required by the Environmental and Safety Laws in connection with the conduct of the Business and has not received notice of any work-related chronic illness or injury among employees of the Business except accidents accurately reported in its OSHA 200 Log.

(i)     Section (c) of Schedule 5.18 contains an accurate and complete list of each substance or waste generated at any facility of either of the Sellers, which, at any time during the five (5) year period ending on the date hereof, was or has been used in the conduct of the Business and for which an exclusion or exemption from compliance with solid or hazardous waste regulations is claimed including, without limitation, those recycled, reclaimed, used for fuel or sold as a commercial product.

(j)     Except as set forth in Section (k) of Schedule 5.18, neither of the Sellers has received any written notice from any Governmental Authority that any of the products, raw materials, components, intermediates, by-products or other substances used in the Business is the subject of any study, investigation or proceeding conducted or sponsored by any governmental agency under the Environmental and Safety Laws.

(k)     Except as disclosed in Section (l) of Schedule 5.18, if either of the Sellers discharges process wastes to any publicly owned treatment works (POTW) in connection with the conduct of the Business, it is in material compliance with all requirements of the POTW and the Governmental Authority responsible for its operation including, without limitation, any applicable pretreatment requirements.
(l)     Prior to the date hereof, the Sellers have delivered to the Buyer true, correct and complete copies of all reports or other agreements relating to any matters set forth in this Section 5.18, whether prepared by or for either of the Sellers, that are in either Sellers possession or the possession of any of the Sellers’ Affiliates or Representatives.

(m)     For purposes of this Agreement, the following terms have the indicated meanings:
(i)    “Chemical Substance” means any substance, including but not limited to, any pollutant; contaminant; chemical; raw material; intermediate product or by-product; industrial, solid, toxic or hazardous substance, material or waste; solid waste; petroleum or any fraction thereof; asbestos or asbestos-containing material, radon, urea-formaldehyde or polyurethane foam and polychlorinated biphenyls; including, without limitation, all substances, materials or wastes which are identified or regulated under the National Environmental Policy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act as amended (including SARA), the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right to Know Act, the Noise Control Act, the Marine Protection, Research and Sanctuaries Act or the Safe Drinking Water Act, or any other applicable state or local law, ordinance rule or regulation;
(ii)    “Environment” includes real property and the physical buildings and structures thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and river sediment;
(iii)    “Environmental and Safety Laws” means any Law in effect, on the Closing Date (not including any subsequent amendments to the laws or regulations), in the jurisdiction in which any assets, properties, businesses and operations may be located, relating to pollution or protection or cleanup of the Environment attributable to Chemical Substances, including without limitation the National Environmental Policy Act (NEPA), the Clean Air Act (CAA), the Clean Water Act (CWA), The Toxic Substances Control Act (TSCA), the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) as amended (including SARA), the Emergency Planning and Community Right to Know Act (EPCRA), the Marine Protection, Research and Sanctuaries Act, the Noise Control Act, the Federal Insecticide Fungicide and Rodenticide Act (FIFRA), the Safe Drinking Water Act (SDWA) and the Occupational Safety and Health Act (OSHA), and any other state or local environmental law, ordinance, rule or regulation in effect on the Closing Date relating to release, containment, removal, remediation, response, cleanup or abatement of any sort of Chemical Substance;

(iv)    “Environmental Liabilities and Costs” means all liabilities, costs, obligations, damages, and other expenses (including, without limitation, all fees, disbursements and expenses of counsel and technical consultants, experts and contractors, and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred pursuant to any Environmental and Safety Laws; and
(v)    “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment of any kind whatsoever (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

5.19    Insurance. (a) Section (a) of Schedule 5.19 contains an accurate and complete description (including the amount of any applicable deductibles) of all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by each of the Sellers and issued with respect to or covering risks associated with any of the Assets, properties, or business, or operations of the Business together with a statement of the amount and nature of any claims for payment pending under any such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and all material Claims eligible to be submitted under any such insurance policies have been timely and properly submitted. Neither of the Sellers has received any notice or other communication regarding any actual or threatened: (i) cancellation or invalidation of any insurance policy identified in Section (a) of Schedule 5.19; or (ii) refusal of any coverage or rejection of any claim under any insurance policy identified in Section (a) of Schedule 5.19 during the five (5) year period ending on the date hereof. All of the insurance policy identified in Section (a) of Schedule 5.19 are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth in Section (a) of Schedule 5.19 without the payment of additional premiums; and will not, with respect to all periods up to and including the Closing Date, in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.
(a)     Section (b) of Schedule 5.19 contains a list of all claims filed or made by either of the Sellers at any time during the five (5) year period ending on the date hereof or, to the knowledge of the Sellers, filed or made by any other Person with any insurance company which provided insurance coverage with respect to the Business at any time during the five (5) year period ending on the date hereof, together with, for each such claim, a statement of: (i) whether or not the claim has been paid by the applicable insurance company; (ii) the amount, if any, which has been paid by the applicable insurance company with respect to any such claim; and (iii) if any such claim has not been paid by the applicable insurance company, a description of the Loss which has formed the basis for the claim together with the dollar amount, if known, of the claim. Except as specified in Section (b) of Schedule 5.19, there are no claims which have been made against or submitted to any insurance company that has provided insurance coverage to the Business which have not been paid by the applicable insurance company or denied by the applicable insurance company without any Claim being made against the applicable insurance company for the payment of the claim which has been denied. There is no material claim pending under any of the insurance policies identified in Section (a) of Schedule 5.19 as to which coverage has been disputed or denied.

5.20    Contracts and Commitments. (a) Except for the Personal Property Leases required to be disclosed pursuant to Section 5.12 hereof, the Employment Agreements required to be disclosed pursuant to Section 5.16 hereof, the Employee Plans required to be disclosed pursuant to Section 5.17 hereof and the insurance policies required to be disclosed pursuant to Section 5.19 hereof, Section (a) of Schedule 5.20 contains a complete and accurate list of each of the Contracts which either of the Sellers is a party to and which: (i) require the applicable Seller to make payments to any Person in excess of $50,000.00 over any period of twelve (12) consecutive months or less; or (ii) provide that the applicable Seller is entitled to receive payments in excess of $50,000.00 over any period of twelve (12) consecutive months or less; or (iii) have been entered into with any Affiliate or any current or former officer, member or manager of the applicable Seller under which such Seller has any continuing liabilities or obligations; or (iv) require any party to purchase or sell a stated portion of its requirements or output from or to another party; or (v) provide for the incurring by the applicable Seller of any Indebtedness for borrowed money, including capital lease obligations; or (vi) provide for the purchase or sale of assets other than in the Ordinary Course of Business; or (vii) limit the freedom of the applicable Seller to conduct the Business in any geographic area; or (viii) contain any assignment or “change in control” provision which would be breached or otherwise activated by the consummation of the transactions contemplated by this Agreement; or (ix) contain terms providing for any guaranty of the payment or performance of any Liabilities of any Person other than the Person making such guarantee; or (x) have a term in excess of one year and are not cancelable upon 30 or fewer days’ notice without any liability, penalty or premium (other than a nominal cancellation fee or charge); or (xi) (other than those Contracts disclosed in clauses (i) through (x) above) (A) are material to the Business and either (B) were entered into other than in the Ordinary Course of Business; or (C) are to be performed other than in the Ordinary Course of Business (all of the Contracts described in Sections 5.20(a)(i) through Section 5.20(a)(xi), whether or not disclosed in Section (a) of Schedule 5.20 as required by this Section 5.20(a), being hereinafter collectively referred to as the “Material Contracts”). Prior to the date hereof the Sellers have delivered or otherwise made available to the Buyer, true, complete and correct copies of the written Material Contracts including all amendments thereof and modifications thereto and complete descriptions of all oral Material Contracts.

(a)     Each of the Material Contracts is valid, binding and in full force and effect and enforceable against the applicable Seller and, to the knowledge of the Sellers, against the other parties thereto in accordance with its terms. Except as set forth in Section (b) of Schedule 5.20, the enforceability of the Material Contracts will not be affected in any manner solely by the execution and delivery of this Agreement or the effectuation of the transactions contemplated hereby. Except as set forth in Section (b) of Schedule 5.20, no filing with, consent, approval, authorization or other action is required from or of any party to any of the Material Contracts in order for such Material Contracts to be valid, binding and enforceable by Buyer after the Closing Date.

(b)     Neither of the Sellers is in default under any of the Material Contracts, there is no basis for any valid claim that either of the Sellers is in default under any Material Contracts and, to the knowledge of the Sellers, there is no basis for any claim that any other parties to any of the Material Contracts is in default with respect to its obligations under such Material Contracts.
5.21    Tax Matters. (a) (i) Except as set forth in Section (a) of Schedule 5.21, all Tax Returns required to be filed with respect to the Business have been timely filed; (ii) all Taxes shown on such Tax Returns or otherwise due or payable have been timely paid except as expressly reserved on the Closing Statement of Net Assets for current Taxes payable; (iii) no adjustment relating to any of such Tax Returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of the Sellers, no basis exists for any such adjustment which could affect the Assets; (iv) there are no outstanding subpoenas or requests for information with respect to any such Tax Returns or the periods corresponding thereto; (v) there are no pending or to the knowledge of the Sellers, threatened Actions or proceedings for the assessment or collection of Taxes against either of the Sellers relating to the Business or the Assets; (vi) there are no Tax liens on any assets of either of the Sellers; (vii) there is no agreement or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code by reason of the transactions contemplated hereby; (viii) neither of the Sellers has, at any time, been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (ix) all Taxes required to be withheld, collected or deposited by each Seller have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority; (x) all Taxes that each Seller was required by Law to withhold or collect in connection with any amount paid or owing to any domestic or foreign persons for which U.S. withholding was required under Section 1441 et. Seq. of the Code have been duly withheld and paid over to the appropriate Governmental Authority; (xi) the Sellers have delivered to the Buyer true, correct and complete copies of all federal, state, local and foreign income Tax Returns of the Business for all open taxable years; and (xii) no Claim has been made since January 1, 2015 by a Governmental Authority in a jurisdiction in which Tax Returns are not filed by either Seller, that either Seller is subject to taxation by that jurisdiction.

(a)     Section (b) of Schedule 5.21 sets forth (i) any outstanding waivers or agreements extending the statute of limitations for any period with respect to the Business; (ii) any notices or requests for information currently outstanding that could affect the Taxes of the Sellers; (iii) any power of attorney that is currently in force and has been granted with respect to any matter relating to Taxes that could affect either of the Sellers or the Business; and (iv) any deficiencies proposed or agreed to (plus interest and any penalties) as a result of any ongoing audit, the most recently completed audit for each relevant jurisdiction, and the extent to which such deficiencies have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings.

5.22    Labor Relations. Other than as provided on Schedule 5.22, neither of the Sellers is a party to any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity or any application for certification of a collective bargaining agent involving any of the employees pending or, to the knowledge of the Sellers, threatened. Each of the Sellers and the conduct of the Business is in compliance with all Laws relating to the employment of labor, including all such Laws relating to employment practices, wages, hours, occupational safety and health, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law. Each of the Sellers has, for each of its employees, a completed Form I-9 which verifies the identity and work authorization status of each of its employees in compliance with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended and related regulations thereunder. During the three year period ending on the date hereof, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Seller. The Business has not, during the last three (3) years, experienced any and there are no currently threatened, strikes, slowdowns, picketing or work stoppages. There is no material charge, grievance proceeding or other claim pending, or to the knowledge of the Sellers threatened, against or affecting either of the Sellers relating to the alleged violation of any Law pertaining to labor relations or employment matters including any charge or complaint filed by an employee with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority. Prior to the date hereof, the Sellers have delivered or otherwise made available to the Buyer, true, correct and complete copies of all current employee manuals and handbooks relating to the employment of employees, including all amendments thereof and modifications thereto.

5.23    Assets Necessary to Business. Except as set forth on Schedule 5.23 attached hereto, the Assets together with any Fixtures and Equipment leased under Personal Property Leases constitute all assets and properties which are necessary to carry on the business and operations of the Business as currently conducted.

5.24    Compliance with Law; Permits. (a) Except for matters pertaining to Environmental and Safety Laws which are covered in Section 5.18, the operations of the Business are and at all times prior to the date hereof have been, in all material respects, conducted in accordance with all applicable Laws of all Governmental Authorities having jurisdiction over the Assets and the Business. Except as set forth in Section (a) of Schedule 5.24 attached hereto, neither of the Sellers has received any notification of any asserted failure by such Seller to comply with any such Laws, rules or regulations.

(a)     Section (b) of Schedule 5.24 sets forth a correct and complete list and description of all Permits required to conduct the Business, as conducted on the date hereof. All of the Permits listed on Section (b) of Schedule 5.24 are in the possession of the Sellers, are in full force and effect and the Sellers are operating in compliance therewith.
5.25    Data Privacy; Security. Except for information collected and maintained by the Sellers with respect to their respective employees, neither of the Sellers collects any personal information in connection with the conduct of the Business and does not sell or rent any of the information it has collected with respect to its employees. Each of the Sellers has established and implemented policies, programs and procedures that are commercially reasonable to protect the confidentiality, integrity and security of any personal information concerning the applicable Seller’s employees against unauthorized access, use, modification, disclosure or other misuse. Neither of the Sellers has experienced any loss or unauthorized access, disclosure, use or breach of security of any personal information in its possession.
5.26    Computer Systems. Each of the Sellers owns or has a valid right to access and use all computer systems, networks, hardware, and other equipment used to process, store, maintain and operate software, Software, data, information, and functions currently used by the applicable Seller in connection with the Business (including, without limitation, those related to the applicable Seller’s operations, accounting and bookkeeping records and record keeping activities and security and communication systems) (the “Seller IT Systems”). The Seller IT Systems: (a) are adequate for, and operate and perform as required in connection with, the operation of the Business as currently conducted, (b) to the knowledge of the Sellers, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, or effects that are designed to (i) disrupt or adversely affect the functionality of any Seller IT Systems, or (ii) enable or assist any Person to access without authorization any Seller IT Systems, except, with respect to the foregoing clause (b), as disclosed in documentation for such Seller IT Systems, and (c) are in no need of significant repairs or improvement, nor are any such repairs or improvements planned or foreseen within the twelve (12) months following the Closing other than maintenance in the ordinary course of business. To the knowledge of the Sellers, no Person has gained unauthorized access to any Seller IT Systems. Neither of the Seller has, during the twelve (12) month period ending on the date hereof, experienced any material disruption to or material interruption in, the conduct of the Business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of the Seller IT Systems.

5.27    Brokers and Finders. Except as set forth in Schedule 5.27, neither of the Sellers has, and none of the Members or management employees of either of the Sellers have employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

5.28    Product Warranties. The standard product warranties, indemnifications and guarantees which the Business extends to customers in the Ordinary Course of Business, copies of which have been delivered to the Buyer, are identified and described in Schedule 5.28 attached hereto. No warranties, indemnifications or guarantees are now in effect or outstanding with respect to Products manufactured or sold by the Business, except for the warranties, indemnifications and guarantees identified and described in Schedule 5.28 attached hereto. Except as set forth on Schedule 5.28, Products sold by the Business do not have any defects or failure rates which have in the past or in the future could give rise to material warranty, product liability or related Claims.

5.29    Absence of Certain Business Practices. Neither of the Sellers has, nor has any Member or manager of either of the Sellers, nor, to the knowledge of the Sellers, has any management employee of either of the Sellers, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist either of the Sellers in connection with any actual or proposed transaction) which: (a) could reasonably be expected to subject the Buyer to any damage or penalty in any civil, criminal or governmental Action; or (b) if not continued in the future, could reasonably be expected to adversely affect the Buyer, the Business or the Assets.
5.30    Potential Conflicts of Interest. Schedule 5.30 sets forth a complete and accurate description of each written or oral contract, agreement or arrangement between each Seller and any officer, director, Member or manager of such Seller which relates to the conduct of the Business. Except as set forth in Schedule 5.30, none of the officers, directors, Members or managers of either of the Sellers has any interest in any of the Assets, has any Action or other Claim whatsoever against either of the Sellers with respect to the operations of the Business or owes any amount to either of the Sellers relating to the Business.

5.31    Disclosure. No representations or warranties in this Agreement and no statement contained in this Agreement or any Schedule attached hereto or any certificate, or other writing furnished or to be furnished by the Sellers to the Buyer pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:
6.01    Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has the power and authority to carry on its business as presently conducted, to enter into, execute and deliver this Agreement and the other documents to be executed and delivered by the Buyer hereunder, and to carry out the transactions contemplated hereby and thereby.

6.02    Authorization by the Buyer. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer. No other act or proceeding on the part of the Buyer or its shareholders is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

6.03    Binding Agreements. This Agreement constitutes, and, when executed and delivered on the Closing Date, each of the Ancillary Agreements will constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms except that: (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.04    No Violation. Neither the execution and delivery of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby will: (a) to the knowledge of the Buyer: (i) violate any Law; or (ii) violate any Governmental Order; or (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of: (i) the charter documents of the Buyer, or (ii) any material lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected. Except for filings, consents, approvals or authorizations on Schedule 6.04 attached hereto, no filing with or consent, approval, authorization or action by any governmental or regulatory authority is required in connection with the execution and delivery by Buyer of the Agreement or the consummation by the Buyer of the transactions contemplated hereby.

6.05    Litigation. There are no Actions pending against the Buyer which challenge the validity of this Agreement or any action taken or to be taken by the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, before or by any Governmental Authority.

6.06    Brokers and Finders. The Buyer has not and none of the officers, directors, shareholders or management employees of the buyer have employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE 6.
COVENANTS

7.01    Access Pending the Closing Date. Subject to applicable Laws, the Sellers will grant the Buyer and its counsel, accountants and other representatives reasonable access during normal business hours to the Leased Real Property and to all Records and will furnish the Buyer and its representatives during such period with all information concerning the affairs of each of the Sellers relating to the Assets and the Business as the Buyer or its Representatives may reasonably request. In addition, with the prior written consent of the applicable Seller, which consent shall not be unreasonably withheld or delayed, the applicable Seller will provide access to employees, vendors, customers and others having business dealings with such Seller.

7.02    Access After the Closing Date. The Sellers and the Buyer agree that, on and after the Closing Date, each, upon reasonable advance notice, will permit the other and their respective Representatives (including their counsel and auditors), during normal business hours and for reasonable business purposes to have access to and examine and make copies of all books and Records of the other which pertain to the Business (including, but not limited to, correspondence, memoranda, books of account, payroll records, computer records, insurance policies and the like) or which relate to the Assets. The out-of-pocket costs of photocopying any such material (excluding the compensation and related payroll taxes of employees engaged in the copying of any such materials) shall be borne by the party requesting such photocopies.

7.03    Record Retention. For a period of five (5) years after the date hereof, or, in the case of books or Records pertaining to Taxes, for a period lasting until the expiration of all applicable statutes of limitation, the Buyer and the Sellers agree that, prior to the destruction or disposition of any books or records pertaining to the operation of the Business prior to the Closing Date or which relate to the Assets, each Party shall provide not less than 45 nor more than 90 days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other Party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting Party wishes to obtain. The Parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents (excluding the compensation (and related payroll Taxes) of employees engaged in the preparation, copying or delivery of any such documents) shall be paid by the requesting Party.

7.04    Confidentiality. Each Party hereto will hold and will cause its directors, officers, managers, members, partners, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been: (a) previously lawfully known by the party to which it was furnished; (b) in the public domain through no fault of such Party; or (c) later lawfully acquired from other sources by the Party to which it was furnished), and each Party will not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the Party required to hold it in confidence, and in any event such information shall not be used to the detriment of, or in relation to any investment in, the other Party and all such documents (including copies thereof and software) shall be returned to the other Party immediately upon the written request of such other party. If the transactions contemplated by this Agreement are consummated, the Members shall not, except in connection with and as required by the terms of the Cockroft Employment Agreement, the Stephens Employment Agreement and the Moore Employment Agreement, disclose to any Person or third party or otherwise use any confidential or proprietary information of or concerning the Sellers or the Business.

7.05    Employees. (a) On the Closing Date, the Buyer shall make offers of employment to substantially all individuals who are actively employed by either of the Sellers in the conduct of the Business on the Business Day immediately preceding the Closing Date. The terms and conditions of employment which the Buyer shall offer to such employees shall be substantially comparable in the aggregate to the terms and conditions upon which they are employed by the applicable Seller; provided that, nothing shall be deemed to entitle any such employees to participate in any employee equity ownership plan.

(a)     For purposes of this Agreement, any individual that accepts an offer of employment made by the Buyer (as contemplated by Section 7.05(a) above) shall be referred to individually as a “Transferring Employee” and all such individuals shall be referred to collectively as “Transferring Employees”. Nothing contained herein shall be deemed to limit or otherwise restrict the rights of the Buyer to reduce or otherwise modify the compensation or employee benefits paid or made available by the Buyer to any Transferring Employee after the Closing Date nor shall anything herein be deemed to limit or otherwise restrict the right of the Buyer to modify the terms and conditions of employment of any Transferring Employee at any time after the Closing Date or to terminate the employment of any Transferring Employee at any time after the Closing Date for any reason whatsoever.

(b)     The Seller Parties shall be jointly and severally responsible for payment of any severance benefits or other Liabilities which may arise with respect to the employment and termination of employment of any employees that do not receive offers of employment from the Buyer and employees that do not accept the offer of employment made by Buyer to such individual on the Closing Date.
7.06    Nonassignable Contracts. To the extent that the assignment hereunder by Delta to the Buyer of any Material Contract which is included within the Assumed Liabilities is not permitted or is not permitted without the consent of any other party to the Material Contract, this Agreement shall not be deemed to constitute an assignment of any such Material Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under any such Material Contract, and the Buyer shall not assume any Liabilities thereunder. Without in any way limiting the obligations of Delta to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of any such Material Contracts and the Assets to the Buyer hereunder, if any such consent is not obtained and the Closing hereunder is consummated, Delta shall continue to use its reasonable efforts to obtain such consents and shall cooperate with the Buyer in any arrangement designed to provide the Buyer with the rights and benefits (subject to the Liabilities) arising under the terms of any such Material Contracts, including, if applicable, performance by Delta as agent for Buyer if legally and commercially feasible.

7.07    Public Announcements. The Buyer will have the right to issue any press release and make other public statement with respect to this Agreement or the transactions contemplated hereby. The Sellers or the Members shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby except as may be required by Law; provided that, prior to issuing any such press release or making any such public statement, the Sellers or the Members shall, to the extent possible, provide the Buyer advance notice of their obligation to issue such press release or make any such public statement together with a copy of the content of the same.

7.08    Discharge of Liens and Payoff Statements. (a) Except as set forth on Schedule 7.08, on or before the Closing Date, the Sellers will take such action as may be necessary to discharge any mortgage, pledge, lien, security interest, conditional sale agreement, Encumbrance or charge of any kind which burdens any of the Assets and which is capable of being satisfied by the payment of money. Schedule 7.08 shall include any and all guarantees by either of the Sellers for loans to any third parties.

(a)     In furtherance of the purposes of this Section 7.08, not less than three (3) Business Days prior to the Closing Date, the Sellers shall cause to be delivered to the Buyer, a written statement from each Person to whom either Seller owes any Indebtedness (each such written statement being hereinafter a “Payoff Statement”), which Payoff Statements shall be in form and substance reasonably acceptable to the Buyer and as to each Person to whom the applicable Seller owes any Indebtedness: (i) shall set forth the full amount (or a methodology for calculating the full amount) which is to be paid, on the Closing Date, to the Person to whom the applicable Seller owes the Indebtedness; and (ii) shall provide that upon payment on the Closing Date to the Person which has issued the Payoff Statement of the amount stated or described in the Payoff Statement, that all Encumbrances of any such Person on the applicable Assets shall be released simultaneously with the Closing or, with respect to Encumbrances related to Indebtedness existing as of the Closing Date, shall be released upon payment of the amount set forth in the Payoff Statement following the Closing. Notwithstanding any payment by the Buyer of the amounts provided for in the Payoff Statements to the Persons identified therein, the Seller Parties shall be and continue to be liable, on and after the Closing Date, for the payment of all Indebtedness of each of the Sellers.

7.09    Consents, Etc. The Sellers shall use all reasonable best efforts to obtain all Permits and all approvals, authorizations and consents of Persons necessary to the consummation of the transactions contemplated hereby. The Sellers will provide to the Buyer copies of each such Permit, approval, authorization and consent obtained by the Sellers at or prior to the Closing. The Buyer shall use all reasonable best efforts to obtain at the earliest practicable date and prior to the Closing Date all Permits and all approvals, authorizations and consents of any Person necessary to the consummation by it of the transactions contemplated hereby.

7.10    Execution of Further Documents. From and after the Closing Date, each Party hereto shall, from time to time, upon request of the other Party and without further cost or expense to the Party to whom the request is made, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances the other party may reasonably request to more effectively consummate the transactions contemplated hereby.

7.11    Non-Competition. (a) Except as expressly set forth in Section 7.11(e) below, beginning on the Closing Date continuing through the end of the five (5) year period beginning on the first day following of the Closing Date, the Sellers shall not, nor shall any Affiliate of either of the Sellers (hereinafter referred to as “Sellers’ Affiliates”), directly or indirectly:

(i)    engage, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, be associated with, or in any manner be connected with a “Competitive Business”, which for the purpose of this Agreement, means a business that is engaged, anywhere in the world, in the production or sale of products which compete with the Products or otherwise is competitive, in whole or in part, with the Business as conducted as of the Closing Date or within twelve (12) months prior to the Closing Date; or

(ii)    (A) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, supplier, licensor, licensee, or any prospective customer, supplier, licensor, or licensee that has been contacted or targeted for contact by the Business on or before the Closing Date (any such current or prospective customers, suppliers, licensors, licensees and Persons contacted or targeted for contact by the Business being hereinafter “Targeted Customers”), or any other Person engaged in a business relationship with the Business, to terminate, curtail, or otherwise modify its relationship with the Business, or (B) interfere in any way with the relationship between the Business and any of its Targeted Customers or any other Person engaged in a business relationship with the Business; provided that, nothing in this Section 7.11(a)(ii) shall be deemed or construed to prohibit either of the Sellers or any of Seller’s Affiliates from engaging in or soliciting sales of products of a business which is not a Competitive Business to the Targeted Customers; or

(iii)    (A) cause, induce, or attempt to cause or induce any employee, agent, or independent contractor of the Business to terminate such relationship; (B) in any way interfere with the relationship between the Business and any of its employees, agents, or independent contractors; or (C) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, agent, or independent contractor of the Business.

(b)     The Sellers and the Members acknowledge that: (i) a material breach of any of the covenants contained in this Section 7.11 would result in material irreparable injury to the Buyer for which there is no adequate remedy at law; (ii) it may not be possible to measure damages for such injuries precisely; (iii) the Buyer will be entitled to obtain equitable relief, including, but not limited to, a temporary restraining order and/or a preliminary or permanent injunction restraining the Sellers and the Sellers’ Affiliates from engaging in activities prohibited by this Section 7.11, and such other relief as may be required to specifically enforce any of the covenants in this Section 7.11; and (iv) the Sellers and the Members waive the posting of a bond or undertaking as a condition to such relief.

(c)     The Sellers and the Members agree that this Section 7.11, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to protect and preserve the Buyer’s legitimate business interests and the value of the Business and the Assets and to prevent an unfair advantage from being conferred on either of the Sellers and is thus integral to this Agreement. If any provision or portion of this Section 7.11 is found by a court of competent jurisdiction to be invalid or unenforceable, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

(d)     Ownership or purchase by the Sellers and any of the Sellers’ Affiliates in the aggregate, at or after the time of Closing, of not more than 2% of the issued and outstanding capital stock of any enterprise engaged in a Competitive Business, the securities of which are listed on a national securities exchange or included in the national list of over-the-counter securities shall not be deemed a violation of this Section 7.11.

(e)     Notwithstanding the foregoing, Teaching Tech shall have the right to complete the performance of any Contracts which it has entered into prior to the Closing Date according to their terms, which terms shall not be amended or otherwise modified at any time after the Closing Date.

7.12    Collection of Receivables. Following the Closing Date, the Sellers shall take or cause to be taken, the following actions, in the applicable Seller’s name or otherwise, to assist the Buyer in the collection of the accounts receivable of the Sellers included within the Assets: (a) the endorsement and delivery to the Buyer of checks made payable to the applicable Seller within three (3) Business Days following receipt by the applicable Seller of any such checks; (b) to the extent permitted by the financial institution which provides financing to the applicable Seller, the transfer to the Buyer of control of any of the applicable Seller’s lock boxes for the collection and receipt of payments made to the applicable Seller arising exclusively from the accounts receivable included within the Assets; and (c) any other actions as may be reasonably requested by Buyer to provide for the prompt payment to the Buyer of all money received by the applicable Seller with respect to such accounts receivable.

7.13    Additional Covenants. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.14    Transfer Taxes. Any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the transactions contemplated in this Agreement shall be borne by the Buyer.

The Parties shall cooperate in filing such forms and documents as may be necessary in connection with the payment of any such Transfer Tax, and to obtain any exemption or refund of any such Transfer Tax.

7.15    Taxes. (a) The Seller Parties shall be liable for payment of: (i) any Taxes imposed with respect to the Business or any Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date; and (ii) Losses directly or indirectly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date.

(a)     The Buyer shall be liable for payment of: (i) any Taxes imposed with respect to the Business or any Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, and (ii) Losses directly or indirectly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date.

(b)     To the extent necessary to determine the Liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ending on the Closing Date ended as of the Effective Time of the Closing set forth in Section 4.01, except that those annual property Taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.
(c)     The Parties agree that the Customer Advances received by either of the Sellers prior to the Closing Date will be treated as follows: (i) the applicable Seller will be treated as if it made a deemed payment to Buyer in an amount equal to the amount of such Customer Advances and will include both the income attributable to the Customer Advance (if not previously included in income) and the deemed payment to Buyer in its taxable income on its applicable Tax Return; and (ii) the Buyer will: (A) be treated as receiving such deemed payment on the Closing Date and will include the amount of such deemed payment in its taxable income for the applicable Tax period; and (B) upon completion of the projects to which the Customer Advances relate, receive a deduction on its applicable income Tax Return equal to the cost of the applicable project.

7.16    Cooperation. The Buyer and the Seller Parties shall cooperate with each other and shall cause their respective managers, officers, employees, agents, auditors and representatives to cooperate with each other: (a) for a period of 90 days after the Closing to ensure the orderly transition of the Assets from the Sellers to the Buyer and to minimize any disruption to the respective businesses of the Sellers and the Buyer that might result from the transactions contemplated hereby; (b) in the investigation, prosecution, defense and settlement of any Action to which either is a party relating to any of the Excluded Liabilities or any claim for workers' compensation, and in obtaining for each of the Parties all benefits to which any such

Party may be entitled under insurance policies applicable to any such claims; and (c) in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any other judicial or administrative proceeding relating to liability for Taxes arising with respect to periods ending on or prior to the Closing Date with respect to the Assets or the Business.

ARTICLE 7.
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS
The obligation of the Sellers to enter into and complete the Closing is subject to the fulfillment of the following conditions, any one of more of which may be waived by them.

8.01    Representations and Warranties. (a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(a)     The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(b)     The Sellers shall have received a certificate from a duly authorized manager of the Buyer certifying to the accuracy of the representations and warranties of the Buyer as required by Section 8.01(a) and to the performance by the Buyer of the covenants and agreements as required by Section 8.01(b).

8.02    Litigation. No Action, suit or proceeding shall have been instituted by any Person before any Governmental Authority, which seeks to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or seeks damages or a discovery order in connection with such transactions.

8.03    Delivery of Closing Documents. The Buyer shall have delivered at Closing: (a) to the applicable creditors, the amounts necessary to pay all Seller’s Indebtedness as provided in the Payoff Statements by wire transfer of immediately available funds to the accounts designated in the Payoff Statements; (b) to the Escrow Agent, an amount equal to the Escrow Amount by wire transfer of immediately available funds to the Escrow Agent; (c) to the Sellers, an amount equal to the Closing Payment by wire transfer of immediately available funds to the Sellers; (d) to Delta, a duly executed Cotati lease Assignment; (e) to Ben Stephens and Scott Streeter, a duly executed Dutton lease Assignment; (f) to Sellers, a duly executed Assignment and Assumption Agreement; (g) to Sellers and the Escrow Agent, a duly executed Escrow Agreement; (h) to Roger Cockroft, a duly executed Cockroft Employment Agreement; (i) to Benjamin Stephens, a duly executed Stephens Employment Agreement; and (j) to James Moore, a duly executed Moore Employment Agreement.

ARTICLE 8.
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER

The obligation of the Buyer to enter into and complete the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by it:

9.01    Representations and Covenants. (a) The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(a)     The Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers prior to the Closing Date; and

(b)     The Buyer shall have received a certificate from each of the Sellers, executed by a duly authorized manager of each of the Sellers certifying to the accuracy of the representations and warranties of Sellers as required by Section 9.01(a) and to the performance by Sellers of the covenants and agreements as required by Section 9.01(b).

9.02    Litigation. No action, suit or proceeding shall have been instituted by any Person before any Governmental Authority to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or seeking damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of the Buyer, a Material Adverse Effect.
9.03    Release of Encumbrances. The Buyer shall have received evidence reasonably acceptable to the Buyer that all Encumbrances on the Assets, other than Permitted Encumbrances, have been fully, completely and irrevocably released or otherwise discharged.
9.04    Entry into Renegotiated Empire Lease. The Buyer shall have entered into the Renegotiated Empire Lease upon terms commercially reasonable terms acceptable to Buyer.

9.05    Consents and Approvals. All U.S. and foreign governmental Permits and approvals required by Law for consummation of the transactions contemplated by this Agreement shall have been obtained. All consents and approvals required to be obtained from any parties to any Material Contracts which are included within the Assumed Liabilities or any parties to any Personal Property Leases in connection with the assignment of any such Material Contracts or Personal Property Leases to the Buyer and the consummation of the transactions contemplated by this Agreement shall have been obtained and delivered to the Buyer.

9.06    Delivery of Bill of Sale and Other Documents. The Sellers shall have delivered or cause to be delivered to the Buyer at the Closing the documents described in Section 4.02 hereof.

9.07    Certificate as to Authorization. The Buyer shall have received a certificate of the Manager of the Seller, dated the Closing Date, setting forth resolutions of the Manager and/or

Members of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

9.08    No Material Adverse Change. Except as set forth in the Schedules attached hereto, since January 1, 2019, there shall have been no material adverse change in the Assets, business operations or financial condition of the Business.

ARTICLE 9.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS
10.01    Survival of Representations. (a) Each and every representation and warranty made by the Seller Parties and the Buyer in this Agreement or in any Schedule, instrument of transfer or other document delivered pursuant hereto or in connection herewith shall survive the Closing for a period of seven hundred thirty (730) days beginning on the first day following the Closing, except that; (i) the representations and warranties of the Seller Parties contained in Section 5.17 and Section 5.21 shall survive until sixty (60) days after the end of the applicable statute of limitations; and (ii) the Specified Representations shall survive the Closing without limitation as to time. Each and every covenant and agreement of a Party set forth herein shall survive the Closing without limitation as to time. Except as otherwise provided in Section 10.01(b), following the expiration of the period during which the representations and warranties survive the Closing as set forth in the preceding sentence (such period being hereinafter the “Survival Period”), the representations and warranties shall be of no further force or effect.

(a)     Any representation or warranty that would otherwise terminate at the expiration of the Survival Period with respect thereto shall survive if the written notice of the breach or inaccuracy thereof shall have been given to the Party against whom indemnification may be sought on or prior to the expiration of the applicable Survival Period; provided that such survival shall only apply to the portion of any such representation or warranty with respect to which such breach or inaccuracy has occurred.

10.02    Indemnification by the Sellers. (a) Subject to the terms and conditions of this Section 10.02, the Seller Parties hereby, severally and jointly, agree to indemnify, defend and hold the Buyer, and its Affiliates, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties”) harmless, at any time after the Closing Date, from and against all Losses asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party or against the Assets, by reason of or resulting from Claims relating to: (i) any Excluded Liabilities; (ii) any failure of the Seller to perform any agreement, covenant or obligation contained in this Agreement or any of the Ancillary Agreements; (iii) any Liabilities arising in connection with the Seller’s operation of the Business or ownership of the Assets prior to the Closing Date; and (iv) any breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement. For purposes of this Agreement, Claims described in Sections 10.02(a)(i) through (iv) and Claims described in Sections 10.03(a)(i) and 10.03(a)(ii) are hereinafter individually referred to as an “Indemnification Claim” and collectively as

“Indemnification Claims”.
(a)     With respect to Losses incurred by any Buyer Indemnified Party arising from any Indemnification Claim or Indemnification Claims described in Sections 10.02(a)(i), (ii) or (iii), the Seller Parties shall be obligated, jointly and severally, to indemnify each Buyer Indemnified Party from and against the full amount of all Losses arising in connection with such Indemnification Claims notwithstanding the fact that the facts and circumstances forming the basis for such Indemnification Claim might also entitle such Buyer Indemnified Party to make an Indemnification Claim against the Seller Parties for a breach of any of the representations and warranties made by the Seller Parties in this Agreement.
(b)     With respect to Losses which are incurred by any Buyer Indemnified Party and arise from any Indemnification Claim or Indemnification Claims described in Section 10.02(a)(iv) hereof which are not also Indemnification Claims under the provisions of Section 10.02(a)(i), (ii), or (iii) (such Indemnification Claims being hereinafter individually a “Breach of Seller Rep Claim” and collectively, “Breach of Seller Rep Claims”), with respect to Breach of Seller Rep Claims that are based upon a breach of any Specified Representations of Seller Parties, the Seller Parties shall be obligated, jointly and severally, to indemnify the Buyer Indemnified Parties from and against the full amount of the Losses incurred by the Buyer Indemnified Parties.
(c)     With respect to Losses incurred by any Buyer Indemnified Parties as a result of any Breach of Seller Rep Claims which are not based upon any Specified Representations of the Seller Parties, the Seller Parties shall have no liability or obligation to indemnify and hold each Buyer Indemnified Party harmless from any Losses incurred by such Person unless written notice of an Indemnification Claim is delivered by the Buyer to the Sellers prior to the expiration of the Survival Period with respect to the representation and warranty which forms the basis of any such Breach of Seller Rep Claims. In addition, with respect to Losses incurred by any Buyer Indemnified Parties as a result of any Breach of Seller Rep Claims which are not based upon any Specified Representations of the Seller Parties, the Seller Parties shall have no liability or obligation to indemnify and hold each Buyer Indemnified Party harmless from any Losses incurred by such Persons except to the extent that the aggregate amount of the Losses incurred by such Persons arising from any such Breach of Seller Rep Claim or Breach of Seller Rep Claims exceeds One Hundred Thousand Dollars ($100,000.00) (such amount being hereinafter the “Basket Amount”) provided that, after the aggregate amount of all such Losses exceed the Basket Amount, each Buyer Indemnified Party shall be entitled to be indemnified for the full amount of all such Losses. Finally with respect to Losses incurred by any Buyer Indemnified Parties as a result of any Breach of Seller Rep Claims which are not based upon any Specified Representations of the Seller Parties, the Seller Parties shall have no liability or obligation to indemnify and hold each Buyer Indemnified Party harmless from any Losses incurred by such Person to the extent that the aggregate amount of the Losses arising with respect to any such Indemnification Claims, exceeds Five Million Dollars ($5,000,000.00) (such amount being hereinafter the “Cap”).

(d)     Any Losses which any Buyer Indemnified Parties may be entitled to receive from Seller Parties with respect to any Indemnification Claim of such Buyer Indemnified Parties will be paid first from the Escrow Amount to the extent of the Indemnification Escrow Amount and, to the extent the amount of the Losses to which the Buyer Indemnified Parties may be entitled to receive pursuant to this Section 10.02 exceeds the Indemnification Escrow Amount, jointly and severally, from the Seller Parties.

10.03    Indemnification by the Buyer. (a) The Buyer hereby agrees to indemnify, defend and hold each of the Seller Parties, and each of their respective Affiliates, officers, managers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) harmless from any Losses arising by reason of or resulting from: (i) the Buyer's failure to pay, perform or discharge all Assumed Liabilities assumed by the Buyer pursuant to this Agreement; and (ii) a breach of any representation, warranty, covenant or agreement of the Buyer contained in or made pursuant to this Agreement.
(a)     With respect to Losses incurred by any Seller Indemnified Party arising from any Indemnification Claim or Indemnification Claims described in Section 10.02(a)(i), the Buyer shall be obligated to indemnify each Seller Indemnified Party from and against the full amount of all Losses arising in connection with such Indemnification Claims notwithstanding the fact that the facts and circumstances forming the basis for such Indemnification Claim might also entitle such Seller Indemnified Party to make an Indemnification Claim against Buyer for a breach of any of the representations and warranties made by Buyer in this Agreement.
(b)     With respect to Losses which are incurred by any Seller Indemnified Party and arise from any Indemnification Claim or Indemnification Claims described in Section 10.02(a)(ii) hereof which are not also Indemnification Claims under the provisions of Section 10.02(a)(i) (such Indemnification Claims being hereinafter individually a “Breach of Buyer Rep Claim” and collectively, “Breach of Buyer Rep Claims”), with respect to Breach of Buyer Rep Claims that are based upon a breach of any Specified Representations of Buyer, the Buyer shall be obligated to indemnify the Seller Indemnified Parties from and against the full amount of the Losses incurred by the Seller Indemnified Parties.

(c)     With respect to Losses incurred by any Seller Indemnified Parties as a result of any Breach of Buyer Rep Claims which are not based upon any Specified Representations of the Buyer, the Buyer shall have no liability or obligation to indemnify and hold each Seller Indemnified Party harmless from any Losses incurred by such Person unless written notice of an Indemnification Claim is delivered by the applicable Seller Indemnified Party to the Buyer prior to the expiration of the Survival Period with respect to the representation and warranty which forms the basis of any such Breach of Buyer Rep Claims. In addition, with respect to Losses incurred by any Seller Indemnified Parties as a result of any Breach of Buyer Rep Claims which are not based upon any Specified Representations of the Buyer, the Buyer shall have no liability or obligation to indemnify and hold each Seller Indemnified Party harmless from any Losses incurred by such Person except to the extent that the aggregate amount of the Losses incurred by such Person arising from any such Breach of Buyer Rep Claim or Breach of Buyer Rep Claims exceeds the Basket Amount provided that, after the aggregate amount of all such Losses exceeds the Basket Amount, each Seller Indemnified Party shall be entitled to be indemnified from the first dollar of all such Losses. Finally with respect to Losses incurred by any Seller Indemnified Parties as a result of any Breach of Buyer Rep Claims which are not based upon any Specified Representations of the Buyer, the Buyer shall have no liability or obligation to indemnify and hold each Seller Indemnified Party harmless from any Losses incurred by such Person to the extent that the aggregate amount of the Losses arising with respect to any such Indemnification Claims, exceeds the Cap.

10.04    Procedures for Indemnification. (a) If any Buyer Indemnified Party or any Seller Indemnified Party (hereinafter an “Indemnified Party”) shall Claim to have suffered any Losses (other than with respect to any Claim asserted, demand or other Action by any Person who is not a party to this Agreement (hereinafter a “Third-Party Claim”)) for which indemnification is available under Section 10.02 or Section10.03, as the case may be, the Indemnified Party shall notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such Claim. Any written notice provided by an Indemnified Party to an Indemnifying Party of a Claim for which indemnification is available hereunder shall describe the nature of such Claim, the facts and circumstances that give rise to such Claim and the amount of the Losses attributable to such Claim if reasonably ascertainable at the time such Claim is made (or if not then reasonably ascertainable, the maximum amount of such Claim reasonably estimated by the Indemnified Party). In the event that within twenty (20) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such Indemnification Claim, the Indemnifying Party shall conclusively be deemed to have agreed that it is liable to indemnify the Indemnified party for the full amount of all Losses arising with respect to the Claim described in the written notice which is delivered to the Indemnifying Party with respect to any such Indemnification Claim, including the amount of the Losses specified by the Indemnified Party in the written notice of the Indemnification Claim which is delivered to the Indemnifying Party. Notwithstanding anything to the contrary contained in Section 10.02 or Section 10.03 hereof, an Indemnifying Party shall have no obligation to indemnify an Indemnified Party with respect to a Breach of Seller Rep Claim or a Breach of Buyer Rep Claim unless the written notice required to be delivered by the Indemnified Party pursuant to this Section 10.04(a) is delivered prior to the expiration of the applicable survival period provided for in Section 10.01 hereof for the representation and warranty giving rise to the Breach of Seller Rep Claim or the Breach of Buyer Rep Claim.

(a)     If within the twenty (20) day period described in Section 10.04(a) above, the Indemnified Party shall have received from the Indemnifying Party a written notice setting forth the Indemnifying Party’s objections to such Indemnification Claim and the Indemnifying Party’s reasons for such objection, then the Parties shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnified Party receives such objection. After such ten (10) Business Day period (or such longer period as they may agree in writing), if the Parties still cannot agree on the Indemnification Claim, the Indemnified Party may, at any time thereafter, until the expiration of the applicable statute of limitations with respect to its Indemnification Claim, commence legal proceedings against the Indemnifying Party to enforce its rights to indemnification from and against any Losses described in the written notice described in Section 10.04(a) above.

10.05    Procedures for Third-Party Claims. (a) Any Indemnified Party seeking indemnification pursuant to this Article 10 in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such Indemnification Claim is sought: (i) prompt written notice (but in no event more than twenty (20) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim; and (ii) copies of all documents and information relating to any such Third-Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have materially and irreparably prejudiced the defense of such Third-Party Claim.

(a)     The Indemnifying Party shall have twenty (20) days (or such lesser time as may be necessary to comply with statutory response requirements for litigated Claims that are included in any Third-Party Claim) from receipt of the notice contemplated in this Section 10.05 to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party timely gives notice that it intends to defend the Third-Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third-Party Claim and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; and provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party. In the event the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third-Party Claim as provided above in this Section 10.05, then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third-Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification for all Losses arising from any such Third-Party Claim.

(b)     Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party such Third-Party Claim, or the litigation or resolution of such Third-Party Claim, involves: (i) an issue or matter that could have a Material Adverse Effect on the Indemnified Party, including a dispute with a significant supplier or customer of the Indemnified Party; (ii) an action the object of which is to obtain an injunction, restraining order, declaratory relief or any other non-monetary relief against the Indemnified Party; or (iii) an issue or matter in which there is a conflict of interest in the defense of such action between the Indemnified Party and the Indemnifying Party, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligations of the Indemnifying Party. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

10.06    Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.
10.07    Distribution of Escrow Amount. (a) The Parties acknowledge and agree that the Escrow Agreement does not require the Escrow Agent to distribute the Escrow Amount without either: (i) authorization, by Joint Written Instructions; or (ii) an order of any court of the United States or any State of the United States. Accordingly, the Parties acknowledge and agree that, as provided by this Section 10.07, the Parties shall be obligated to deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to distribute funds from the Escrow Amount at the time and in the manner specified by the following provisions of this Section 10.07.
(a)     As contemplated by Section 3.05, the Parties shall deliver Joint Written Instructions directing the Escrow Agent to deliver the Working Capital Escrow Amount in the manner described in Section 3.05, no later than the end of the ten (10) day period beginning on the first day following the date that the Closing Net Working Capital and the amount of the Customer Advances have become final and binding upon the Parties as provided for by Section 3.03 hereof.
(b)     If, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, no Indemnification Claims have been made by the Buyer Indemnified Parties, promptly, but in no event later than the end of the ten (1) day period beginning on the first day following the first anniversary of the Closing Date, the Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to distribute to the Sellers one half of the Indemnification Escrow Amount. If, prior to the first anniversary of the Closing Date, the Buyer Indemnified Parties have made one or more Indemnification Claims which have been resolved and paid from the Indemnification Escrow Amount, promptly, but in no event later than the end of the ten (1) day period beginning on the first day following the first anniversary of the Closing Date, the Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to distribute to the Sellers the amount, if any, by which one half of Indemnification Escrow Amount exceeds the aggregate amount paid from the Escrow Amount with respect to the Indemnification Claim or Indemnification Claims which have been resolved prior to the first anniversary of the Closing Date. If, prior to the first anniversary of the Closing Date, the Buyer Indemnified Parties have made one or more Indemnification Claims which have not been resolved and paid from the Indemnification Escrow Amount, promptly, but in no event later than the end of the ten (10) day period beginning on the first day following the first anniversary of the Closing Date, the Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to distribute to the Sellers the amount, if any, by which one half of Indemnification Escrow Amount exceeds the sum of: (i) the aggregate estimated amount of any unresolved Indemnification Claims determined as of the first anniversary of the Closing Date and (ii) the aggregate amount, if any, paid from the Escrow Amount with respect to the Indemnification Claim which have been resolved by the Parties and paid from the Escrow Amount prior to the first anniversary of the Closing Date.
(c)     If, during the period beginning on the first day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, no Indemnification Claims have been made by the Buyer Indemnified Parties and, as of the first anniversary of the Closing Date, there were no Indemnification Claims that had been made by the Buyer Indemnified Parties that were unresolved, promptly, but in no event later than the end of the ten (1) day period beginning on the first day following the second anniversary of the Closing Date, the Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to distribute to the Sellers the entire remaining amount of the Indemnification Escrow Amount. If, as of the second anniversary which have not been resolved and paid from the Indemnification Escrow Amount, promptly, but in no event later than the end of the ten (10) day period beginning on the first day following the second anniversary of the Closing Date, the Parties shall deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to distribute to the Sellers the amount, if any, by which the amount of the Indemnification Escrow Amount which, as of the second anniversary of the Closing Date, has not been distributed exceeds the sum of the aggregate estimated amount of any unresolved Indemnification Claims determined as of the second anniversary of the Closing Date.
(d)     If, at any time prior to the second anniversary of the Closing Date, any of the Buyer Indemnified Parties makes an Indemnification Claim or Indemnification Claims as contemplated by the provisions of Section 10.02, Section 10.04 or Section 10.05 and the Parties are able to resolve such Indemnification Claim or Indemnification Claims without resort to litigation, the Parties shall promptly, but in no event more than ten (10) days following the resolution of any such Indemnification Claims, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to disburse from the Escrow Amount and deliver to the applicable Buyer Indemnified Party, the amount which has been agreed upon by the Parties to resolve the Indemnification Claim. In addition, if any of the Buyer Indemnified Parties makes an Indemnification Claim and the Buyer Indemnified Party that has made the Indemnification Claim does not receive a written objection to such Indemnification Claim within twenty (20) days following the receipt by the Sellers of written notice of the Indemnification Claim, the Parties shall promptly, but in no event more than ten (10) days following the expiration of the twenty (20) day period following receipt by the Sellers of written notice of the Indemnification Claim, deliver Joint Written Instructions to the Escrow Agent, directing the Escrow Agent to disburse from the Escrow Amount and pay to the applicable Buyer Indemnified Party the amount of the Losses identified in the written notice of Claim delivered to the Sellers.
(e)     If any Party unreasonably fails or refuses to execute and deliver Joint Written Instructions to the Escrow Agent (such Party being hereinafter a “Refusing Party”) within the time periods provided for by this Agreement, the Parties acknowledge that Party which has requested that the Refusing Party execute and deliver Joint Written Instructions to the Escrow Agent shall be entitled to an order of specific performance directing the Refusing Party to execute and deliver Joint Written instructions to the Escrow Agent and the costs and expenses of obtaining any such order, including reasonable attorneys’ fees, shall be payable by the Refusing party.

ARTICLE 10.
TERMINATION AND WAIVER

11.01    Termination. This Agreement may be terminated at any time prior to the Closing Date (the “Termination Date”):

(a)     by the Buyer, effective upon written notice to the Sellers if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of either of the Sellers which has rendered the satisfaction of any conditions set forth in Article 9 permanently incapable of fulfillment, such violation or breach has not been waived by the Buyer, and the breach has not been cured within 30 days following the Buyer’s written notice of such breach; provided, that the right to terminate this Agreement under this Section 11.01(a) shall not be available to the Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(b)     by the Seller Parties effective upon written notice to the Buyer, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Buyer which has rendered the satisfaction of any conditions set forth in Article 8 permanently incapable of fulfillment, such violation or breach has not been waived by the Seller Parties, and the breach has not been cured within 30 days following written notice from the Seller Parties of such breach; provided, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to the Seller Parties if any of the Seller Parties is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(c)     by the Seller or the Buyer, effective upon written notice, if the Closing shall not have occurred by February 29, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d)     by the mutual written consent of the Seller Parties and the Buyer.

11.02    Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto arising under or out of this Agreement except that the provisions of Section 7.04 (Confidentiality), Section 7.07 (Public Announcements), this Article 11 (Termination), and Article 12 (Miscellaneous Provisions) shall survive the termination of this Agreement; provided that nothing herein shall relieve either Party from liability for damages or Losses suffered by the other Party resulting from the willful and material breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

11.03    Waiver. Any extension or waiver of the requirements hereunder shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE 11.
MISCELLANEOUS PROVISIONS
12.01    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.

12.02    Waiver of Compliance. Any failure of the Seller Parties on the one hand, or the Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by any duly elected officer of the Buyer or the Seller Parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.03    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing. Any notice, request, demand or other communication given verbally shall not be deemed to be effective or to have been given unless receipt thereof is acknowledged in writing by the party to whom such notice, request, demand or other communication is delivered. Any notice, request, demand or other communication which is in writing shall be deemed to have been duly given: (a) if delivered by hand when delivered; (b) if by facsimile or overnight delivery when received; or (c) when sent by confirmed electronic mail is sent during normal business hours of the recipient, and if not sent during normal business hours, on the first Business Day following transmittal; or (d) if by mail, five (5) days after being mailed, certified or registered mail, with postage prepaid:

(i) If to either of the Sellers or any of the Members, a single notice to:
Beverly J. Bartels
111 Santa Rosa Ave. Ste. 222
Santa Rosa, CA 95404

with a copy (which shall not constitute notice) to:

Roger Cockroft
1298 Sanderling Island
Pt. Richmond, CA 94801

or to such other person or address as the Sellers shall furnish to the Buyer in writing.

(iii) If to the Buyer, to:

Rock Acquisition 1, LLC
3556 Lakeshore Road
Buffalo, New York 14219
Attention: Timothy F. Murphy

With a copy to (which shall not constitute notice):

Paul J. Schulz, Esq.
Lippes Mathias Wexler Friedman LLP
50 Fountain Plaza
Suite 1700
Buffalo, New York 14202

or to such other person or address as the Buyer shall furnish to the Seller Parties in writing.

12.04    Sellers’ Representative. The Seller Parties each hereby designate Roger Cockroft as the Sellers’ Representative. Except for matters (hereinafter “Non-Compete Matters”) relating to any breach by any of the Sellers or any of the Seller Affiliates of their respective obligations under Section 7.11, the Sellers’ Representative shall be the sole and exclusive representative of the Seller Parties with respect to all matters arising in connection with or related to this Agreement and the Ancillary Agreements. The Sellers’ Representative shall have full authority to act for and on behalf of each of the Seller Parties with respect to all matters (other than Non-Compete Matters) arising in connection with or relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and the Buyer shall have the full right to rely upon any written document executed by the Sellers’ Representative relating to the matters as to which the Sellers’ Representative has authority to act for the Seller parties as set forth in this Section 12.04.

Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that without the prior written consent of the Seller Parties, the Buyer shall be permitted to assign its rights, interests or obligations to an Affiliate of the Buyer; provided further, however, that notwithstanding any such assignment by the Buyer, the Buyer shall remain liable for payment of all amounts due from the Buyer and performance of all obligations of the Buyer contained herein.

12.05    Governing Law. This Agreement and the legal relations among the parties hereto and the Ancillary Agreements and the legal relations among the parties thereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law doctrine.

12.06    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

12.07    Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

12.08    Entire Agreement. This Agreement, including the Exhibits hereto, the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

12.09    Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

12.10    Severability. The invalidity or illegality of any provision, term, or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

SELLER PARTIES:	BUYER:
DELTA SEPARATIONS, LLC By: Name: Benjamin Stephens Title: Manager TEACHING TECH, LLC By: Name: Roger Cockroft Title: Manager By: Name: Benjamin Stephens	ROCK ACQUISITION 1, LLC Apeks LLC, Member By: Name: Timothy F. Murphy Title: Senior Vice President Chief Financial Officer
THE STEPHENS FAMILY TRUST By: Name: Allen K. Stephens Title: Trustee By: Name: Lora L. Stephens Title: Trustee By: Name: James Moore By: Name: Roger Cockroft

Signature Page to Delta Separations, LLC Asset Purchase Agreement